Exhibit 10.26

LEASE

(Single Tenant; Net)

THIS LEASE is made as of the 29th day of September, 2004, by and between THE IRVINE COMPANY, a Delaware corporation hereafter called “Landlord,” and KELLEY BLUE BOOK CO., INC., a California corporation, hereinafter called “Tenant.”

ARTICLE I. BASIC LEASE PROVISIONS

Each reference in this Lease to the “Basic Lease Provisions” shall mean and refer to the following collective terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease.

1.	Premises: All of the “Floor Area” in the “Building” (as more particularly described in Section 2.1). Address of Building: 195 Technology Drive, Irvine, CA

2.	Project Description (if applicable): Freeway Technology Park

3.	Use of Premises: General office and warehouse, and for related incidental uses, including without limitation, food service and recreational facilities for Tenant’s employees and guests.

4.	Estimated Early Occupancy Date: Sixteen (16) weeks from and after the date of this Lease.

5.	Term: Sixty (60) months commencing on the Commencement Date, plus such additional days as may be required to cause this Lease to terminate on the final day of the calendar month.

6.	Basic Rent: Commencing on the Commencement Date, the Basic Rent shall be Forty Four Thousand Nine Hundred Eighty-Five Dollars ($44,985.00) per month, based on $0.944 per rentable square foot.

Basic Rent is subject to adjustment as follows:

Commencing twelve (12) months following the Commencement Date, the Basic Rent shall be Forty Six Thousand Four Hundred Fifteen Dollars ($46,415.00) per month, based on $0.974 per rentable square foot.

Commencing twenty-four (24) months following the Commencement Date, the Basic Rent shall be Forty Seven Thousand Eight Hundred Forty Five Dollars ($47,845.00) per month, based on $1.004 per rentable square foot.

Commencing thirty-six (36) months following the Commencement Date, the Basic Rent shall be Forty Nine Thousand Two Hundred Seventy Four Dollars ($49,274.00) per month, based on $1.034 per rentable square foot.

Commencing forty-eight (48) months following the Commencement Date, the Basic Rent shall be Fifty Thousand Seven Hundred Four Dollars ($50,704.00) per month, based on $1.064 per rentable square foot.

7.	Guarantor(s): None

8.	Floor Area: Approximately 47,654 rentable square feet

9.	Security Deposit: $50,704.00

10.	Broker(s): CB Richard Ellis, Inc.

11.	Additional Insureds: None

12.	Address for Payments and Notices:

LANDLORD	TENANT

THE IRVINE COMPANY 550 Newport Center Drive Newport Beach, CA 92660 Attn: Senior Vice President, Operations Irvine Office Properties	KELLEY BLUE BOOK CO., INC. 195 Technology Drive Irvine, CA 92618 Attn: Paul C. Johnson

with a copy of notices to:

THE IRVINE COMPANY

550 Newport Center Drive

Newport Beach, CA 92660

Attn: Vice President, Operations

Irvine Office Properties, Technology Portfolio

13.	Tenant’s Liability Insurance Requirement: $2,000,000.00

14.	Vehicle Parking Spaces: One Hundred Seventy-Eight (178)

ARTICLE II. PREMISES

SECTION 2.1. LEASED PREMISES. Landlord leases to Tenant and Tenant leases from Landlord the premises shown in Exhibit A (the “Premises”), containing approximately the rentable square footage set forth as the “Floor Area” in Item 8 of the Basic Lease Provisions. The Premises consist of all of the Floor Area within the building identified in Item 1 of the Basic Lease Provisions (the Premises together with such building and the underlying real property, are called the “Building”), and is a portion of the project identified in Item 2 of the Basic Lease Provisions and shown in Exhibit Y, if any (the “Project”). If the Project is not already completed, Landlord makes no representation that the Project, if any, as shown on Exhibit Y, (a) will be completed or that it will be constructed as shown on Exhibit Y without change, or (b) to the extent the Project is constructed, it will not be changed from the Project as shown on Exhibit Y. All references to “Floor Area” in this Lease shall mean the rentable square footage set forth in Item 8 of the Basic Lease Provisions. The rentable square footage set forth in Item 8 may include or have been adjusted by various factors, including, without limitation, a load factor for any vertical penetrations, stairwells or similar features or areas of the Building. Tenant agrees that the Floor Area set forth in Item 8 shall be binding on Landlord and Tenant for purposes of this Lease regardless of whether any future or differing measurements of the Premises or the Building are consistent or inconsistent with the Floor Area set forth in Item 8.

SECTION 2.2. ACCEPTANCE OF PREMISES. Except for such representations and warranties of Landlord as may be expressly set forth in this Lease, Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises, the Building or the Project. Neither Landlord nor any representative of Landlord has made any representation or warranty regarding the suitability or fitness of the Premises, the Building or the Project for any of Tenant’s purposes, nor regarding the compliance of Tenant’s use of the Premises with the applicable zoning or regarding any other land use matters, and Tenant shall be solely responsible as to such matters. Further, neither Landlord nor any representative of Landlord has made any representations or warranties regarding (i) what other tenants or uses may be permitted or intended in the Building or the Project, (ii) any exclusivity of use by Tenant with respect to its permitted use of the Premises as set forth in Item 3 of the Basic Lease Provisions, or (iii) any construction of portions of the Project not yet completed. Tenant further acknowledges that neither Landlord nor any representative of Landlord has agreed to undertake any alterations or additions or construct any improvements to the Premises except as expressly provided in this Lease. As of the Early Occupancy Date, Tenant shall be conclusively deemed to have accepted the Premises and those portions of the Building and Project in which Tenant has any rights under this Lease, which acceptance shall mean that it is conclusively established that the Premises and those portions of the Building and Project in which Tenant has any rights under this Lease were in satisfactory condition and in conformity with the provisions of this Lease, subject only to: (i) those defective or incomplete portions of the Tenant Improvements (“Tenant Improvements”) constructed by Landlord pursuant to the Work Letter attached hereto as Exhibit X (“Work Letter”), which Tenant shall have itemized on a written punch list and delivered to Landlord within forty five (45) days after the Early Occupancy Date (as defined in Section 3.1), and (ii) those portions of the Building and the Project which Landlord remains responsible to maintain, repair and replace pursuant to the terms of this Lease (including, without limitation, Section 2.4 below). Landlord shall diligently complete all punch list items of which it is notified as provided above. Nothing contained in this Section shall affect the commencement of the Term or the obligation of Tenant to pay rent.

SECTION 2.3. BUILDING NAME AND ADDRESS. Tenant shall not utilize any name selected by Landlord from time to time for the Building and/or the Project as any part of Tenant’s corporate or trade name. Landlord shall have the right, upon not less than forty five (45) days written notice to Tenant, to change the name, address, number or designation of the Building or Project without liability to Tenant. Landlord shall not use Tenant’s name or other intellectual property as part of the name for the Building and/or the Project. Further, nothing herein shall grant to Landlord any rights in, or license of, Tenant’s name or other trademarks without Tenant’s written consent, which may be withheld, conditioned or delayed in Tenant’s sole and absolute discretion; provided, however, that Landlord may use Tenant’s corporate name “Kelley Blue Book Co., Inc.” (or other subsequent corporate name of Tenant) in Landlord’s written marketing or other materials without Tenant’s consent.

SECTION 2.4. LANDLORD’S RESPONSIBILITIES.

(a) Notwithstanding the provisions of Section 7.2 of this Lease, during the initial 60-month Term of this Lease, Landlord agrees to repair and/or replace, at its sole cost and expense and not as a “Project Cost”, the structural components of the roof, the exterior walls and the foundations and footings of the Building and the main sewer line serving the Building. Notwithstanding the foregoing, Landlord’s obligation contained in this Section 2.4(a) to bear such costs and expenses shall not apply: (i) to the costs and expenses of normal periodic maintenance of the roof, walls, foundations and footings of the Building and sewer line serving the Building, nor (ii) to the extent of the negligence or willful misconduct by Tenant, its employees, agents, contractors, licensees or invitees (in which case Tenant shall be responsible for the reasonable costs of such repairs and/or replacements). The repairs or replacements required of Landlord pursuant to this Section 2.4(a) shall be made promptly following notice from Tenant.

(b) Landlord warrants to Tenant that the roof, plumbing, fire sprinkler system, loading doors, lighting, heating, ventilation and air conditioning systems, mechanical systems and electrical systems serving the Premises shall be in good operating condition (and with respect to the roof, free of leaks) on the Early Occupancy Date and thereafter until the date which is eight (8) months from and after the Commencement Date. Provided that Tenant shall notify Landlord of a non-compliance with the foregoing warranty on or before the date which is eight (8)

months from and after the Commencement Date, then Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth the nature and extent of such non-compliance, rectify same at Landlord’s cost and expense and not as a “Project Cost”. Notwithstanding the foregoing, Landlord’s obligation contained in this Section 2.4(b) to bear such costs and expenses shall not apply: (i) to the costs and expenses of normal periodic maintenance of said systems during the warranty period, nor (ii) to the extent of the negligence or willful misconduct by Tenant, its employees, agents, contractors, licensees or invitees (in which case Tenant shall be responsible for the reasonable costs of such repairs and/or replacements). As used in this Section 2.4(b), “normal periodic maintenance” shall not include deferred maintenance.

Further, in connection with the construction of the Tenant Improvements pursuant to the Work Letter, Landlord shall obtain customary warranties and guaranties from the contractor(s) performing such work and/or the manufacturers of equipment installed therein, but shall be under no obligation to incur additional expense in order to obtain or extend such warranties unless Tenant agrees in writing to bear such additional expense. If Tenant is required to make repairs to any component of the Premises or any of its systems not covered by the Landlord’s warranty contained in this Section 2.4(b), then Landlord shall, upon request by Tenant, either (i) use its good faith efforts to pursue its rights under any such warranties and guaranties for the benefit of Tenant or (ii) assign its rights and benefits under such warranties and guaranties to Tenant. Tenant’s acceptance of the Premises shall be subject to the foregoing and to the provisions of this Lease regarding delivery of possession and completion by Landlord of all punch-list items.

ARTICLE III. TERM

SECTION 3.1. GENERAL. The Term of this Lease (“Term”) shall be for the period shown in Item 5 of the Basic Lease Provisions, and shall include any extension term pursuant to Section 3.3 below. The Term shall commence (“Commencement Date”) on the next day following the expiration of the “Early Occupancy Period” (as defined in Section 3.2 below). The date on which this Lease is scheduled to terminate (after giving effect to any exercised extension period pursuant to Section 3.3 below) is referred to as the “Expiration Date,” Prior to Tenant’s taking of possession of the Premises, the parties shall memorialize on a form provided by Landlord the actual Early Occupancy Date and the Expiration Date of this Lease. Tenant’s failure to execute that form shall not affect the validity of Landlord’s determination of those dates or Tenant’s obligation to pay rent hereunder.

SECTION 3.2. EARLY OCCUPANCY. Tenant shall be permitted, subject to the terms and conditions of this Section 3.2 herein provided, to occupy the Premises for its business operations for that period (the “Early Occupancy Period”) equal to ninety (90) days following the date (the “Early Occupancy Date”) when: (i) the Tenant Improvements are substantially completed in accordance with the approved “Working Drawings and Specifications” (as defined in the attached Work Letter), but for minor punch list matters, and the Premises, as so improved, are tendered to Tenant, and (ii) the City of Irvine has issued either a temporary or final certificate of occupancy for the Premises. If Landlord, for any reason whatsoever, cannot so deliver possession and occupancy of the Premises to Tenant on or before the Estimated Early Occupancy Date as set forth in Item 4 of the Basic Lease Provisions (“Estimated Early Occupancy Date”), this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent and the Commencement Date of this Lease shall not occur until after the day following the expiration of the Early Occupancy Period (as more particularly provided in Section 3.1 above), except that if Landlord cannot so tender possession of the Premises on or before the Estimated Early Occupancy Date due to any action or inaction of Tenant (including without limitation any “Tenant Delay” described in the Work Letter attached to this Lease), then the Early Occupancy Date shall be deemed to have occurred (and the Early Occupancy Period shall be deemed to have commenced) on the date Landlord would have been able to deliver the Premises to Tenant but for Tenant’s action or inaction, including without limitation any Tenant Delay described in the attached Work Letter.

Notwithstanding anything to the contrary contained in this Section 3.2, if for any reason other than “Tenant Delays” (as defined in the Work Letter attached hereto), or other matters beyond Landlord’s reasonable control, the actual Early Occupancy Date has not occurred by the date that is one hundred twenty (120) days following the Estimated Early Occupancy Date, then Tenant may, by written notice to Landlord given at any time thereafter but prior to the actual occurrence of the Early Occupancy Date, elect to terminate this Lease. Notwithstanding the foregoing, if at any time during the construction period, Landlord reasonably believes that the Early Occupancy Date will not occur on or before one hundred twenty (120) days following the Estimated Early Occupancy Date, Landlord may notify Tenant in writing of such fact and of a new outside date on or before which the Early Occupancy Date will occur, and Tenant must elect within ten (10) days of receipt of such notice to either terminate this Lease or waive its right to terminate this Lease provided the Early Occupancy Date occurs on or prior to the new outside date established by Landlord in such notice to Tenant. Tenant’s failure to elect to terminate this Lease within such ten (10) day period shall be deemed Tenant’s waiver of its right to terminate this Lease as provided in this paragraph as to the previous outside date, but not as to the new outside date established by said notice. Within ten (10) days following any such termination by Tenant, Landlord shall refund to Tenant (i) the Security Deposit, (ii) any unexpended portion of the “Tenant’s Contribution” (as defined in the Work Letter) theretofore paid by Tenant to Landlord, and (iii) any rent theretofore paid by Tenant to Landlord.

Tenant’s occupancy of the Premises during the Early Occupancy Period shall be subject to the following terms and conditions: (a) concurrently with the execution and delivery of this Lease, and prior to any such early occupancy by Tenant, Tenant shall deliver to Landlord (i) the first installment of Basic Rent and Operating Expenses due under the Lease (ii) the Security Deposit set forth in Item 9 of the Basic Lease Provisions, and (iii) the required certificate(s) of insurance and a completed Hazardous Material Survey Form (see Exhibit C attached hereto); and (b) Tenant’s occupancy of the Premises during the Early Occupancy Period shall be subject to all of the covenants and conditions on Tenant’s part contained in this Lease (including, without limitation, the covenants contained in Sections 5.3, 6.1, 7.1, 7.3, 7.4, 10.1 and 10.3 of the Lease), except for the obligation to pay Basic Rent and Operating Expenses.

Tenant shall have access to the Premises prior to the Early Occupancy Period for the purposes, and subject to the terms and conditions, set forth in the Work Letter.

SECTION 3.3. RIGHT TO EXTEND THIS LEASE. Provided that no Event of Default has occurred and is continuing under any provision of this Lease, either at the time of exercise of the extension right granted herein or at the time of the commencement of such extension, and provided further that Tenant (and/or a transferee pursuant to a “Permitted Transfer” as hereinafter defined) is occupying the entire Premises and has not assigned or sublet any of its interest in this Lease (other than pursuant to a “Permitted Transfer”), then Tenant may extend the Term of this Lease for one (1) period of sixty (60) months. Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than seven (7) months or more than ten (10) months prior to the expiration date of the Term, Tenant’s irrevocable written notice of its commitment to extend (the “Commitment Notice”). The Basic Rent payable under the Lease during any extension of the Term shall be determined as provided in the following provisions.

If Landlord and Tenant have not by then been able to agree upon the Basic Rent (together with any increases thereof during the extension period, hereinafter referred to as the “Extended Term Rental Rate”) for the extension of the Term, then within one hundred twenty (120) and ninety (90) days prior to the expiration date of the Term, Landlord shall notify Tenant in writing of the Extended Term Rental Rate that would reflect the fair market rental rate for a 60-month renewal of comparable space in the Project (together with any increases thereof during the extension period) as of the commencement of the extension period (“Landlord’s Determination”). Should Tenant disagree with the Landlord’s Determination, then Tenant shall, not later than twenty (20) days thereafter, notify Landlord in writing of Tenant’s determination of the Extended Term Rental Rate (“Tenant’s Determination”). Within ten (10) days following delivery of the Tenant’s Determination, the parties shall attempt to agree on an appraiser to determine the Extended Term Rental Rate in accordance with the provisions set forth below. If the parties are unable to agree in that time, then each party shall designate an appraiser within ten (10) days thereafter. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the Extended Term Rental Rate. Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the Extended Term Rental Rate for the Premises. Any appraiser designated hereunder shall have an MAI certification with not less than five (5) years experience in the valuation of commercial industrial buildings in the vicinity of the Project.

Within thirty (30) days following the selection of the appraiser and such appraiser’s receipt of the Landlord’s Determination and the Tenant’s Determination, the appraiser shall determine whether the Landlord’s Determination or the Tenant’s Determination more accurately reflects the fair market rental rate for the 60-month renewal of the Lease for the Premises, as reasonably extrapolated to the commencement of the extension period. Accordingly, either the Landlord’s Determination or the Tenant’s Determination shall be selected by the appraiser as the Extended Term Rental Rate. The “fair market rental rate” as used herein shall mean the rental rate that a willing tenant and a willing landlord would agree on for the renewal of the tenant’s lease of comparable space of the type, at the highest and best use of the then current improvements, for a comparable term, in the Irvine Spectrum in the condition which the Premises should be in, at the end of the Term then ending, pursuant to the terms of this Lease, and taking into account any prevailing market concessions being offered by such willing landlords for renewals of comparable space, including but not limited to tenant improvement allowances and total or partial rent abatement. In making such determination, however, the appraiser shall not attribute any factor for the payment of brokerage commissions. At any time before the decision of the appraiser is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the Extended Term Rental Rate. The fees of the appraiser(s) shall be borne entirely by the party whose determination of the Extended Term Rental Rate was not accepted by the appraiser.

Within twenty (20) days after the determination of the Extended Term Rental Rate, Landlord shall prepare and deliver to Tenant an appropriate and reasonable amendment to this Lease for the extension period, and Tenant shall execute and return same to Landlord within ten (10) days after Tenant’s receipt of same. Should the Extended Term Rental Rate not be established by the commencement of the extension period, then Tenant shall continue paying rent at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental.

If Tenant fails to timely exercise its right to extend as provided in the initial paragraph of this Section 3.3, Tenant’s right to extend the Term shall be extinguished and the Lease shall automatically terminate as of the expiration date of the Term, without any extension and without any liability to Landlord, Any attempt to assign or transfer any right or interest created by this Section 3.3 (other than to a transferee pursuant to a Permitted Transfer) shall be void from its inception. Tenant shall have no other right to extend the Term beyond the single sixty (60) month extension period created by this paragraph. Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or by a holdover of the Premises by Tenant, or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this paragraph.

ARTICLE IV. RENT AND OPERATING EXPENSES

SECTION 4.1. BASIC RENT. From and after the Commencement Date, Tenant shall pay to Landlord without deduction or offset (except as otherwise expressly provided in this Lease), the rental amount for the Premises shown in Item 6 of the Basic Lease Provisions (the “Basic Rent”), including subsequent adjustments, if any. Any rental adjustment to Basic Rent shown in Item 6 shall be deemed to occur on the specified monthly anniversary of the Commencement Date, whether or not the Commencement Date occurs at the end of a calendar month. The rent shall be due and payable in advance commencing on the Commencement Date (as prorated for any partial month) and continuing thereafter on the first day of each successive calendar month of the Term. No demand, notice or invoice shall be required for the payment of Basic Rent. An installment of rent in the amount of one (1) full month’s Basic Rent at the initial rate specified in Item 6 of the Basic Lease Provisions and one (1) month’s estimated Tenant’s Share of Operating Expenses (as defined in Section 4.2) shall be delivered to Landlord concurrently with Tenant’s execution of this Lease and shall be applied against the Basic Rent and Operating Expenses first due hereunder.

SECTION 4.2. OPERATING EXPENSES.

(a) From and after the Commencement Date, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of all Operating Expenses, as defined in Section 4.2(f), incurred by Landlord in the operation of the Building and the Project. The term “Tenant’s Share” means one hundred percent (100%) of Operating Expenses determined by Landlord to benefit or relate substantially to the Building rather than the entire Project, plus that portion of any Operating Expenses determined by multiplying the cost of such item by a fraction, the numerator of which is the Floor Area and the denominator of which is the total rentable square footage, as determined from time to time by Landlord, of (i) all of the buildings in the Project, as determined by Landlord, for expenses determined by Landlord to benefit or relate substantially to the entire Project rather than any specific building or (ii) all or some of the buildings within the Project for expenses which benefit or relate to such buildings within the Project. In the event that Landlord determines in its sole and absolute discretion that any premises within any building within the Project incurs a non-proportional benefit from any expense, or is the non-proportional cause of any such expense, Landlord may allocate a greater percentage of such Operating Expense to such premises as applicable.

(b) Prior to the start of each full Expense Recovery Period (as defined in this Section 4.2), Landlord shall give Tenant a written estimate of the amount of Tenant’s Share of Operating Expenses for the applicable Expense Recovery Period. Failure to provide such estimate shall not relieve Tenant from its obligation to pay Tenant’s Share of Operating Expenses or estimated amounts thereof, if and when Landlord provides such estimate or final payment amount. Tenant shall pay the estimated amounts to Landlord in equal monthly installments, in advance concurrently with payments of Basic Rent. If Landlord has not furnished its written estimate for any Expense Recovery Period by the time set forth above, Tenant shall continue to pay monthly the estimated Tenant’s Share of Operating Expenses in effect during the prior Expense Recovery Period; provided that when the new estimate is delivered to Tenant, Tenant shall, at the next monthly payment date, pay any accrued estimated Tenant’s Share of Operating Expenses based upon the new estimate. For purposes hereof, “Expense Recovery Period” shall mean every twelve month period during the Term (or portion thereof for the first and last lease years) commencing July 1 and ending June 30, provided that Landlord shall have the right to change the date on which an Expense Recovery Period commences in which event appropriate reasonable adjustments shall be made to Tenant’s Share of Operating Expenses so that the amount payable by Tenant shall not materially vary as a result of such change.

(c) Within one hundred twenty (120) days after the end of each Expense Recovery Period, Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses for the Project and prorated Tenant’s Share of Operating Expenses incurred by Landlord during the period, and the parties shall within thirty (30) days thereafter make any payment or allowance necessary to adjust Tenant’s estimated payments of Tenant’s Share of Operating Expenses, if any, to the actual Tenant’s Share of Operating Expenses as shown by the annual statement. Any delay or failure by Landlord in delivering any statement hereunder shall not constitute a waiver of Landlord’s right to require Tenant to pay Tenant’s Share of Operating Expenses pursuant hereto or a waiver to Tenant’s right to the credit (or return) of any overpayment of Tenant’s Share of Operating Expenses. Any amount due Tenant shall be credited against installments next coming due under this Section 4.2, and any deficiency shall be paid by Tenant together with the next installment. Should Tenant fail to object in writing to Landlord’s determination of Tenant’s Share of Operating Expenses, or fail to give written notice of its intent to audit Landlord’s Operating Expenses pursuant to the provisions of the next succeeding paragraph, within one (1) year following delivery of Landlord’s expense statement, Landlord’s determination of Tenant’s Share of Operating Expenses for the applicable Expense Recovery Period shall be conclusive and binding on the parties for all purposes and any future claims to the contrary shall be barred. Notwithstanding anything to the contrary in this Lease, the payment of any Operating Expenses by Tenant shall not constitute a waiver of Tenant’s right to contest such payments by giving Landlord written notice or Tenant’s intent to audit within said one (1) year period.

Provided no Event of Default has occurred, Tenant shall have the right to cause a certified public accountant, engaged on a non-contingency fee basis, to audit Operating Expenses by inspecting Landlord’s general ledger of expenses not more than once as to any Expense Recovery Period. However, to the extent that insurance premiums or any other component of Operating Expenses is determined by Landlord on the basis of an internal allocation of costs utilizing information Landlord in good faith deems proprietary, such expense component shall not be subject to audit so long as it does not exceed the amount per square foot typically imposed by landlords of other first class business parks in Orange County, California. Tenant shall give notice to Landlord of Tenant’s intent to audit within one (1) year after Tenant’s receipt of Landlord’s expense statement which sets forth Tenant’s Share of Landlord’s actual Operating Expenses. Such audit shall be conducted at a mutually agreeable time during normal business hours at the office of Landlord or its management agent where such accounts are maintained. If Tenant’s audit determines that actual Operating Expenses have been overstated by more than five percent (5%), then subject to Landlord’s right to review and/or contest the audit results, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs of such audit. The amount by which the Operating Expenses have been overstated, if any, shall be credited against installments next coming due under this Section 4.2. In the event of a dispute between Landlord and Tenant regarding such audit, such dispute shall be submitted and resolved by binding arbitration pursuant to Section 22.7 below. All of the information obtained by Tenant and/or its auditor in connection with such audit, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant as a result thereof, shall be held in strict confidence and, except as may be required pursuant to litigation, shall not be disclosed to any third party, directly or indirectly, by Tenant or its auditor or any of their officers, agents or employees. Landlord may require Tenant’s auditor to execute a separate confidentiality agreement affirming the foregoing as a condition precedent to any audit.

(d) Even though this Lease has terminated and the Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Operating Expenses for the Expense Recovery Period in which this Lease terminates, Tenant shall within thirty (30) days of written notice pay the entire increase over the estimated Tenant’s Share of Operating Expenses already paid. Conversely, any overpayment by Tenant shall be rebated by Landlord to Tenant not later than thirty (30) days after such final determination. If Landlord shall fail to complete its final determination of Tenant’s Share of Operating Expenses within six (6) months following the last day of the final Expense Recovery Period during the Term, then Tenant shall be relieved of any obligation to pay any increase over the estimated Tenant’s Share of Operating Expenses for that Expense Recovery Period and shall be entitled to receive from Landlord interest on any overpayment by Tenant of such Tenant’s Share at the rate of ten percent (10%) per annum commencing to accrue immediately after expiration of such six (6) month period.

(e) If, at any time during any Expense Recovery Period, any one or more of the Operating Expenses are increased to a rate(s) or amount(s) in excess of the rate(s) or amount(s) used in calculating the estimated Tenant’s Share of Operating Expenses for the year, then the estimate of Tenant’s Share of Operating Expenses may be increased by written notice from Landlord for the month in which such rate(s) or amount(s) becomes effective and for all succeeding months by an amount equal to Tenant’s Share of the increase. If Landlord gives Tenant written notice of the amount or estimated amount of the increase, then Tenant shall pay the increase to Landlord as a part of Tenant’s monthly payments of the estimated Tenant’s Share of Operating Expenses as provided in Section 4.2(b), commencing with the month following Tenant’s receipt of Landlord’s notice.

(f) The term “Operating Expenses” shall mean and include all Project Costs, as defined in subsection (g), and Property Taxes, as defined in subsection (h).

(g) The term “Project Costs” shall include all expenses of operation, repair and maintenance of the Building and the Project, including without limitation all appurtenant Common Areas (as defined in Section 6.2), and shall include the following charges by way of illustration but not limitation: water and sewer charges; insurance premiums and deductibles and/or reasonable premium and deductible equivalents should Landlord elect to self-insure all or any portion of any risk that Landlord is authorized to insure hereunder; license, permit, and inspection fees; light; power; window washing; trash pickup; heating, ventilating and air conditioning; supplies; materials; equipment; tools; the reasonable cost of any environmental, insurance, tax or other consultant utilized by Landlord in connection with the Building and/or Project; establishment of reasonable reserves for replacements and/or repairs as determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”); costs incurred in connection with compliance with any laws or changes in laws applicable to the Building or the Project; the cost of any capital investments or replacements as determined in accordance with GAAP (other than tenant improvements for specific tenants) to the extent of the amortized amount thereof over the useful life of such capital investments or replacements calculated at a market cost of funds, all as reasonably determined by Landlord, for each such year of useful life during the Term; costs associated with the maintenance of an air conditioning, heating and ventilation service agreement, and maintenance and repair of an intrabuilding network cable service agreement for any intrabuilding network cable telecommunications lines within the Project that are directly connected to the Building; any expense incurred pursuant to Sections 6.1, 6.2, 6.4, 7.2, and 10.2; labor; reasonably allocated wages and salaries, fringe benefits, and payroll taxes for administrative and other personnel directly applicable to the Building and/or Project, including both Landlord’s personnel and outside personnel, and/or a reasonable and market-competitive overhead/management fee for the professional operation of the Project (provided that the combination of any allocated wages, salaries, fringe benefits and taxes and the overhead/management fee charged as Project Costs shall not, in the aggregate, exceed market-competitive charges for the management of the Project). It is understood and agreed that Project Costs may include competitive charges for direct services (including, without limitation, management and/or operations services) provided by any subsidiary, division or other affiliate of Landlord. The full amount of any management fee payable by Landlord for the management of Tenant’s Premises that is calculated as a percentage of the rent payable by Tenant shall be paid in full by Tenant as additional rent.

The term “Project Costs” shall, notwithstanding anything to the contrary in this Article IV, expressly exclude (a) the costs of all services furnished to any other tenant of the Project on a “rent inclusion” basis which are not provided to Tenant on such basis; (b) the costs of all work or services performed for any tenant in the Project (including Tenant) at such tenant’s cost and expense; (c) mortgage amortization and interest or any other debt costs; (d) leasing commissions; (e) allowances, concessions and other costs of tenant installations and decorations incurred in connection with preparing space for any tenant in the Project, including work letters and concessions; (f) fixed rent payable under ground leases, if any; (g) wages, salaries and benefits paid to any employees of Landlord and Landlord’s affiliates, above the level of building managers; (h) legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Project (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Project or any part thereof, or (C) negotiations of leases, contracts of sale or mortgages; (i) costs which are actually reimbursed by insurance, warranty or condemnation proceeds; (j) costs in the nature of penalties or fines as the result of the breach by Landlord of its obligations under this Lease; (k) the costs of all services, supplies and repairs paid to Landlord or any affiliate of Landlord materially in excess of the costs that would be payable in an “arms’ length” or unrelated situation; (I) marketing expenses in connection with leasing of the Project; (m) the costs of installing, operating and maintaining a cafeteria, theater, garage, lodging or private dining facility, or an athletic, luncheon or recreational club, unless Tenant is permitted to make use of any such facility without additional cost or on a subsidized basis consistent with other users; (n) the costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay any item of Operating Expenses; (o) the costs incurred in connection with the removal, encapsulation or other treatment of any Hazardous Materials classified as such and existing in the Premises as of the date of this Lease and required to be removed, encapsulated or treated under any applicable law; (p) costs for which Landlord is made expressly responsible as provided in Section 2.4 of this Lease (and any similar costs to those described in Section 2.4 as to any other buildings in the Project); (q) costs of Landlord’s or Landlord’s affiliates’ general corporate overhead and general administrative expenses; (r) costs arising from Landlord’s charitable or political contributions or gifts; (s) any reserves for bad debt loss or rent loss; (t) costs, interest, fines or penalties incurred due to the breach by Landlord of its obligations under this Lease; (u) costs incurred in connection with bringing the Premises, Building or Project into initial compliance with any laws as in effect and as applicable thereto as of the date of this Lease; and (v) costs of acquiring or installing artwork; (w) duplicative costs for the same services rendered or products supplied to the Building or Project; (x) Property Taxes, special assessments and franchise, income or any other taxes imposed upon or measured by the income or profits of Landlord; (y) except for depreciation and amortization specifically included in Project Costs as provided in the initial paragraph of Section 2.4(g) above, the costs of all items which should be capitalized in accordance with GAAP; and (z) except for any increased “Property Taxes” which may result due to such a transfer or disposition, costs incurred in connection with the transfer or disposition of all or part of Landlord’s direct or indirect ownership interest in the Building or Project.

(h) Subject to Section 4.2 (i) below, the term “Property Taxes” as used herein shall include all of federal, state, county or local government or municipal taxes, fees, charges or other impositions of every kind (whether general, special, ordinary or extraordinary) incurred by Landlord and payable during the Term of this Lease, related to the ownership, leasing or operation of the Premises, Building or Project, including without limitation, the following: (i) all real estate taxes or personal property taxes, as such property taxes may be reassessed from time to time; and (ii) other taxes, charges and assessments which are levied with respect to this Lease or to the Building and/or the Project, and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, (iii) all assessments and fees for public improvements, services, and facilities and impacts thereon, including without limitation arising out of any Community Facilities Districts, “Mello Roos” districts, similar assessment districts, and any traffic impact mitigation assessments or fees; (iv) any tax, surcharge or assessment which shall be levied in addition to or in lieu of real estate or personal property taxes, other than taxes covered by Article VIII; and (v) taxes based on the receipt of rent (including gross receipts or sales taxes applicable to the receipt of rent), and (vi) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings. Notwithstanding the foregoing, all excess profits taxes, general net income or franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to the Premises, Building or Project), and any tax penalties as a result of Landlord’s failure to timely pay any installments of Property Taxes, shall be excluded from Property Taxes.

(i) All Property Taxes included within Operating Expenses which are not specifically chargeable to Tenant because of any act of Tenant and which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent such practice is inconsistent with the general practice of comparable buildings) and shall be included as Operating Expenses in the Expense Recovery Period in which the assessment installment is actually paid.

SECTION 4.3. SECURITY DEPOSIT. Concurrently with Tenant’s delivery of this Lease, Tenant shall deposit with Landlord the sum, if any, stated in Item 9 of the Basic Lease Provisions, to be held by Landlord as security for the full and faithful performance of all of Tenant’s obligations under this Lease (the “Security Deposit”). Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. Subject to the last sentence of this Section, the Security Deposit shall be understood and agreed to be the property of Landlord upon Landlord’s receipt thereof, and may be utilized by Landlord in its sole and absolute discretion towards the payment of all expenses by Landlord for which Tenant would be required to reimburse Landlord under this Lease, including without limitation brokerage commissions and Tenant Improvement costs. Upon any Event of Default by Tenant (as defined in Section 14.1), Landlord may, in its sole and absolute discretion, retain, use or apply the whole or any part of the Security Deposit to pay any sum which Tenant is obligated to pay under this Lease, sums that Landlord may expend or be required to expend by reason of the Event of Default by Tenant or any loss or damage that Landlord may suffer by reason of the Event of Default or costs incurred by Landlord in connection with the repair or restoration of the Premises pursuant to Section 15.3 of this Lease upon expiration or earlier termination of this Lease. In no event shall Landlord be obligated to apply the Security Deposit upon an Event of Default and Landlord’s rights and remedies resulting from an Event of Default, including without limitation, Tenant’s failure to pay Basic Rent, Tenant’s Share of Operating Expenses or any other amount due to Landlord pursuant to this Lease, shall not be diminished or altered in any respect due to the fact that Landlord is holding the Security Deposit. If any portion of the Security Deposit is applied by Landlord as permitted by this Section, Tenant shall within five (5) business days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. If

Tenant fully performs its obligations under this Lease, the Security Deposit shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease) within thirty (30) days after the expiration of the Term, provided that Tenant agrees that Landlord may retain the Security Deposit to the extent and until such time as all amounts due from Tenant in accordance with this Lease have been determined and paid in full and Tenant agrees that Tenant shall have no claim against Landlord for Landlord’s retaining such Security Deposit to the extent provided in this Section.

ARTICLE V. USES

SECTION 5.1. USE. Tenant shall use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions, all in accordance with applicable laws and restrictions and pursuant to approvals to be obtained by Tenant from all relevant and required governmental agencies and authorities. The parties agree that any contrary use shall be deemed to cause material and irreparable harm to Landlord and shall entitle Landlord to injunctive relief in addition to any other available remedy. Tenant, at its expense, shall procure, maintain and make available for Landlord’s inspection throughout the Term, all governmental approvals, licenses and permits required for the proper and lawful conduct of Tenant’s permitted use of the Premises. Tenant shall not do or permit anything to be done in or about the Premises which will in any way interfere with the rights of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant permit any nuisance or commit any waste in the Premises or the Project. Tenant shall not perform any work or conduct any business whatsoever in the Project other than inside the Premises. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any insurance policy(ies) covering the Building, the Project and/or their contents, and shall comply with all applicable insurance underwriters rules. Tenant shall comply at its expense with all present and future laws, ordinances, restrictions, regulations, orders, rules and requirements of all governmental authorities that pertain to Tenant or its use of the Premises, including without limitation all federal and state occupational health and safety requirements, whether or not Tenant’s compliance will necessitate expenditures or interfere with its use and enjoyment of the Premises. Tenant shall comply at its expense with all existing covenants, conditions, easements or restrictions now affecting or encumbering the Building and/or Project, including without limitation the payment by Tenant of any periodic or special dues or assessments charged against the Premises or Tenant which may be allocated to the Premises or Tenant in accordance with the provisions thereof. Tenant shall also comply at its expense with any future amendments or modifications to such existing covenants, conditions, easements or reservations, and with any future covenants, conditions, easements or restrictions hereafter affecting or encumbering the Building and/or the Project, provided same do not materially impair Tenant’s use and enjoyment of the Premises. Tenant shall promptly upon demand reimburse Landlord for any additional insurance premium charged by reason of Tenant’s failure to comply with the provisions of this Section, and shall indemnify Landlord from any liability and/or expense resulting from Tenant’s noncompliance. Any capital improvements that Tenant shall be required to make pursuant to this Section 5.1 or other provisions of this Lease (including, without limitation, Section 7.1) which shall have a useful life that extends beyond the expiration of the Term and which shall not be required as a result of Tenant’s unique situation, unique improvements in the Premises or unique use of the Premises, shall be amortized over such useful life of such capital improvements (calculated at market cost of funds) and, notwithstanding anything to the contrary in this Lease, Tenant shall be responsible only for the amortized costs attributable to the Term and Landlord shall be responsible for the balance.

SECTION 5.2. SIGNS. Provided Tenant (or any transferee pursuant to a Permitted Transfer) continues to occupy the entire Premises, Tenant shall have the non-exclusive right to one (1) exterior building top sign and one (1) exterior eye-brow level sign on the Building in locations shown on Exhibit Y attached hereto, subject to Landlord’s right of prior approval that such exterior signage is in compliance with the Signage Criteria (defined below). Except as provided in the foregoing, Tenant shall have no right to maintain signs in any location in, on or about the Premises, the Building or the Project, and shall not place or erect any signs, that are visible from the exterior of the Building. The size, design, graphics, material, style, color and other physical aspects of any permitted sign shall be subject to Landlord’s written determination, as determined solely by Landlord, prior to installation, that signage is in compliance with any covenants, conditions or restrictions encumbering the Premises and Landlord’s signage program for the Project, as in effect from time to time and approved by the City in which the Premises are located (“Signage Criteria”). Prior to placing or erecting any such signs, Tenant shall obtain and deliver to Landlord a copy of any applicable municipal or other governmental permits and approvals and comply with any applicable insurance requirements for such signage. Tenant shall be responsible for the cost of any permitted sign, including the fabrication, installation, maintenance and removal thereof and the cost of any permits therefor. If Tenant fails to maintain its sign in good condition, or if Tenant fails to remove same upon termination of this Lease and repair and restore any damage caused by the sign or its removal, Landlord may do so at Tenant’s expense. Landlord shall have the right to temporarily remove any signs in connection with any repairs or maintenance in or upon the Building. The term “sign” as used in this Section shall include all signs, designs, monuments, displays, advertising materials, logos, banners, projected images, pennants, decals, pictures, notices, lettering, numerals or graphics.

SECTION 5.3. HAZARDOUS MATERIALS.

(a) For purposes of this Lease, the term “Hazardous Materials” includes (i) any “hazardous material” as defined in Section 25501(o) of the California Health and Safety Code, (ii) hydrocarbons, polychlorinated biphenyls or asbestos, (iii) any toxic or hazardous materials, substances, wastes or materials as defined pursuant to any other applicable state, federal or local law or regulation, and (iv) any other substance or matter which may result in liability to any person or entity as result of such person’s possession, use, release or distribution of such substance or matter under any statutory or common law theory.

(b) Tenant shall not cause or knowingly permit any Hazardous Materials to be brought upon, stored, used, generated, released or disposed of on, under, from or about the Premises (including without limitation the soil and groundwater thereunder) without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, Tenant shall have the right, without obtaining prior written consent of Landlord, to utilize within the Premises a reasonable quantity of standard office and cleaning products that may contain Hazardous Materials (such as photocopy toner, “White Out”, glue, ink, janitorial cleaning supplies, and the like), provided however, that (i) Tenant shall maintain such products in their original retail packaging, shall follow all instructions on such packaging with respect to the storage, use and disposal of such products, and shall otherwise comply with all applicable laws with respect to such products, and (ii) all of the other terms and provisions of this Section 5.3 shall apply with respect to Tenant’s storage, use and disposal of all such products. Landlord may, in its sole and absolute discretion, place such conditions as Landlord deems appropriate with respect to Tenant’s use of any such Hazardous Materials, and may further require that Tenant demonstrate that any such Hazardous Materials are necessary or useful to Tenant’s business and will be generated, stored, used and disposed of in a manner that complies with all applicable laws and regulations pertaining thereto and with good business practices. Tenant understands that Landlord may utilize an environmental consultant to assist in determining conditions of approval in connection with the storage, generation, release, disposal or use of Hazardous Materials by Tenant on or about the Premises, and/or to conduct periodic inspections of the storage, generation, use, release and/or disposal of such Hazardous Materials (excluding those referred to in the second sentence of this Section 5.3(b) above) by Tenant on and from the Premises, and Tenant agrees that any reasonable costs incurred by Landlord in connection therewith shall be reimbursed by Tenant to Landlord as additional rent hereunder upon demand; however, Tenant shall have no obligation to reimburse Landlord for any costs incurred in connection with any environmental consultant retained by Landlord to conduct periodic inspections unless Tenant shall be in default under this Section 5.3 and such costs are covered by Tenant’s indemnity obligations contained in this Section 5.3.

(c) Prior to the execution of this Lease, Tenant shall complete, execute and deliver to Landlord an Environmental Questionnaire and Disclosure Statement (the “Environmental Questionnaire”) in the form of Exhibit B attached hereto. The completed Environmental Questionnaire shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. On each anniversary of the Commencement Date until the expiration or sooner termination of this Lease, Tenant shall disclose to Landlord in writing the names and amounts of all Hazardous Materials (excluding those referred to in the second sentence of Section 5.3(b) above) which were stored, generated, used, released and/or disposed of on, under or about the Premises for the twelve-month period prior thereto, and which Tenant desires to store, generate, use, release and/or dispose of on, under or about the Premises for the succeeding twelve-month period. In addition, to the extent Tenant is permitted to utilize Hazardous Materials (excluding those referred to in the second sentence of Section 5.3 (b) above) upon the Premises, Tenant shall promptly provide Landlord with complete and legible copies of all the following environmental documents relating thereto: reports filed pursuant to any self-reporting requirements; permit applications, permits, monitoring reports, emergency response or action plans, workplace exposure and community exposure warnings or notices and all other reports, disclosures, plans or documents (even those which may be characterized as confidential) relating to water discharges, air pollution, waste generation or disposal, and underground storage tanks for Hazardous Materials; orders, reports, notices, listings and correspondence (even those which may be considered confidential) of or concerning the release, investigation of, compliance, cleanup, remedial and corrective actions, and abatement of Hazardous Materials; and all complaints, pleadings and other legal documents filed by or against Tenant related to Tenant’s use, handling, storage, release and/or disposal of Hazardous Materials.

(d) Landlord and its agents shall have the right, but not the obligation, at Landlord’s expense (except as otherwise expressly provided herein), to inspect, sample and/or monitor the Premises and/or the soil or groundwater thereunder at any time to determine whether Tenant is complying with the terms of this Section 5.3, and in connection therewith Tenant shall, at reasonable times and in a manner as to minimize interference with Tenant’s business, provide Landlord with full access to all facilities, records and personnel related thereto. If Tenant is not in compliance with any of the provisions of this Section 5.3, or in the event of a release of any Hazardous Material on, under or about the Premises caused or permitted by Tenant, its agents, employees, contractors, licensees or invitees, Landlord and its agents shall have the right, but not the obligation, without limitation upon any of Landlord’s other rights and remedies under this Lease, to immediately enter upon the Premises without notice and to discharge Tenant’s obligations under this Section 5.3 at Tenant’s expense, including without limitation the taking of emergency or long-term remedial action. Landlord and its agents shall endeavor to minimize interference with Tenant’s business in connection therewith, but shall not be liable for any such interference. In addition, Landlord, at Tenant’s expense, shall have the right, but not the obligation, to join and participate in any legal proceedings or actions initiated in connection with any claims arising out of the storage, generation, use, release and/or disposal by Tenant or its agents, employees, contractors, licensees or invitees of Hazardous Materials on, under, from or about the Premises.

(e) If the presence of any Hazardous Materials on, under, from or about the Premises or the Project caused or knowingly permitted by Tenant or its agents, employees, contractors, licensees or invitees results in (i) injury to any person, (ii) injury to or any contamination of the Premises or the Project, or (iii) injury to or contamination of any real or personal property wherever situated, Tenant, at its expense, shall promptly take all actions necessary to return the Premises and the Project and any other affected real or personal property owned by Landlord to the condition existing prior to the introduction of such Hazardous Materials and to remedy or repair any such injury or contamination, including without limitation, any cleanup, remediation, removal, disposal, neutralization or other treatment of any such Hazardous Materials. Notwithstanding the foregoing, Tenant shall not, without Landlord’s prior written consent, which consent may be given or withheld in Landlord’s sole and absolute discretion, take any remedial action in response to the presence of any Hazardous Materials on, from, under or about the Premises or the Project or any other affected real or personal property owned by Landlord or enter into any similar agreement, consent, decree or other compromise with any governmental agency with respect to any Hazardous Materials claims; provided however, Landlord’s prior written consent shall not be necessary in the event that the presence of Hazardous Materials on, under or about the Premises or the Project or any other affected real or personal property owned by Landlord (i) imposes an immediate threat to the health, safety or welfare of any individual and (ii) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Landlord’s consent before taking such action. To the fullest extent permitted by law, Tenant shall indemnify, hold harmless, protect and defend (with attorneys reasonably acceptable to Landlord) Landlord and any successors to all or any portion of Landlord’s interest in the Premises and the Project and any other real or personal property owned by Landlord from and against any and all liabilities, losses, damages, diminution in value, judgments, fines, demands, claims, recoveries, deficiencies, costs and expenses (including without limitation attorneys’ fees, court costs and other professional expenses), whether foreseeable or unforeseeable, arising directly or indirectly out of the use, generation, storage, treatment, release, on- or off-site disposal or transportation of Hazardous Materials on, into, from, under or about the Premises, the Building or the Project and any other real or personal property owned by Landlord caused or knowingly permitted by Tenant, its agents, employees, contractors, licensees or invitees. Such indemnity obligation shall specifically include, without limitation, the cost of any required or necessary repair, restoration, cleanup or detoxification of the Premises, the Building and the Project and any other real or personal property owned by Landlord, the preparation of any closure or other required plans, whether or not such action is required or necessary during the Term or after the expiration of this Lease and any loss of rental due to the inability to lease the Premises or any portion of the Building or Project, in each case as a result of such Hazardous Material or remediation thereof. If it is at any time discovered that Tenant or its agents, employees, contractors, licensees or invitees may have caused or permitted the release of a Hazardous Material on, under, from or about the Premises, the Building or the Project or any other real or personal property owned by Landlord, Tenant shall, at Landlord’s request, immediately prepare and submit to Landlord a comprehensive plan, subject to Landlord’s approval, specifying the actions to be taken by Tenant to return the Premises, the Building or the Project or any other real or personal property owned by Landlord to the condition existing prior to the introduction of such Hazardous Materials. Upon Landlord’s approval of such cleanup plan, Tenant shall, at its expense, and without limitation of any rights and remedies of Landlord under this Lease or at law or in equity, immediately implement such plan and proceed to cleanup such Hazardous Materials in accordance with all applicable laws and as required by such plan and this Lease. The provisions of this Section 5.3(e) shall expressly survive the expiration or sooner termination of this Lease.

(f) Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, certain facts relating to Hazardous Materials at the Project known by Landlord to exist as of the date of this Lease, as more particularly described in Exhibit C attached hereto. Tenant shall have no liability or responsibility with respect to the Hazardous Materials facts described in Exhibit C, nor with respect to any Hazardous Materials which were neither released on the Premises during the Term nor caused or knowingly permitted by Tenant, its agents, employees, contractors, licensees or invitees. Landlord shall take responsibility, at its sole cost and expense, for any Hazardous Materials classified as such and existing in the Premises as of the date of this Lease and required to be removed, encapsulated or treated under any applicable law, or any governmentally-ordered clean-up, remediation, removal, disposal, neutralization or other treatment of the Hazardous Materials conditions described in this Section 5.3(f). The foregoing obligation on the part of Landlord shall include the reasonable costs (including, without limitation, reasonable attorney’s fees) of defending Tenant from and against any legal action or proceeding instituted by any governmental agency in connection with such clean-up, remediation, removal, disposal, neutralization or other treatment of such conditions, provided that Tenant promptly tenders such defense to Landlord. Tenant agrees to notify its agents, employees, contractors, licensees, and invitees of any exposure or potential exposure to Hazardous Materials at the Premises that Landlord brings to Tenant’s attention. Tenant hereby acknowledges that this disclosure satisfies any obligation of Landlord to Tenant pursuant to California Health & Safety Code Section 25359.7, or any amendment or substitute thereto or any other disclosure obligations of Landlord.

ARTICLE VI. COMMON AREAS; SERVICES

SECTION 6.1. UTILITIES AND SERVICES. Tenant shall be responsible for and shall pay promptly, directly to the appropriate supplier, all charges for water, gas, electricity, sewer, heat, light, power, telephone, telecommunications service, refuse pickup, janitorial service, interior landscape maintenance and all other utilities, materials and services furnished directly to Tenant or the Premises or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon. If any utilities or services are not separately metered or assessed to Tenant, Landlord shall make a reasonable determination of Tenant’s proportionate share of the cost of such utilities and services, and Tenant shall pay such amount to Landlord, as an item of additional rent, within ten (10) days after receipt of Landlord’s statement or invoice therefor. Alternatively, Landlord may elect to include such cost in the definition of Project Costs in which event Tenant shall pay Tenant’s proportionate share of such costs in the manner set forth in Section 4.2. Tenant shall also pay to Landlord as an item of additional rent, within ten (10) days after receipt of Landlord’s statement or invoice therefor, a reasonable charge (which shall be in addition to the electricity charge paid to the utility provider) for Tenant’s “after hours” usage of each HVAC unit servicing the Premises. “After hours” shall mean more than three hundred (300) hours of usage of each HVAC unit servicing the Premises during any month during the Term, and shall be determined based upon the operation of the applicable HVAC unit during each month on a “non-cumulative” basis (without regard to Tenant’s usage or nonusage of said unit during other months during the Term). Landlord shall not be liable for damages or otherwise for any failure or interruption of any utility or other service furnished to the Premises, and no such failure or interruption shall be deemed an eviction or entitle Tenant to terminate this Lease or withhold or abate any rent due hereunder. Landlord shall at all reasonable times have free access to the Building and Premises to install, maintain, repair, replace or remove all electrical and mechanical installations of Landlord. Tenant acknowledges that the costs incurred by Landlord related to providing above-standard utilities requested by Tenant, including, without limitation, telephone lines, may be charged to Tenant.

Notwithstanding the foregoing, if as a result of the direct actions of Landlord, its employees, contractors or authorized agents, for more than five (5) consecutive days following written notice to Landlord there is no HVAC or electricity services to all or a portion of the Premises, or such an interruption of other essential utilities and building services, such as fire protection or water, so that all or a portion of the Premises cannot be used by Tenant, then Tenant’s Basic Rent (or an equitable portion of such Basic Rent to the extent that less than all of the Premises are affected) shall thereafter be abated until the Premises are again usable by Tenant; provided, however, that if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s purposes, as for example, bringing in portable air-conditioning equipment, then there shall not be an abatement of Basic Rent. The foregoing provisions shall be Tenant’s sole recourse and remedy in the event of such an interruption of services, and shall not apply in case of the actions of parties other than Landlord, its employees, contractors or authorized agents, or in the case of damage to, or destruction of, the Premises (which shall be governed by the provisions of Article XI of the Lease). Any disputes concerning the foregoing provisions shall be submitted to and resolved by JAMS arbitration pursuant to Section 22.7 of this Lease.

SECTION 6.2. OPERATION AND MAINTENANCE OF COMMON AREAS. During the Term, Landlord shall operate and maintain all Common Areas within the Project in a professional manner consistent with the image of the Project as a first class business project in the manner Landlord may determine to be appropriate. All costs incurred by Landlord for the maintenance and operation of the Common Areas shall be included in Project Costs except to the extent expressly excluded in the definition of “Project Costs” above. The term “Common Areas” shall mean all areas which are not held for exclusive use by persons entitled to occupy space, and all other appurtenant areas and improvements within the Project provided by Landlord for the common use of Landlord and tenants and their respective employees and invitees, including without limitation parking areas and structures, driveways, sidewalks, landscaped and planted areas, hallways and interior stairwells not located within the premises of any tenant, common electrical rooms and roof access entries, common entrances and lobbies, elevators, and restrooms not located within the premises of any tenant. Except when Tenant’s right of access is specifically excluded or curtailed as a result of (i) an emergency, (ii) a requirement by law or (iii) a specific provision set forth in this Lease, Tenant shall have the right of access to the Premises, the Building and the Project parking facility twenty-four (24) hours per day, seven (7) days per week from and after the Early Occupancy Date through expiration of the Term (or earlier termination of the Lease).

SECTION 6.3. USE OF COMMON AREAS. The occupancy by Tenant of the Premises shall include the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with all rules and regulations as are prescribed from time to time by Landlord. Landlord shall at all times during the Term have exclusive control of the Common Areas, and may restrain or permit any use or occupancy, except as authorized by Landlord’s rules and regulations. Tenant shall keep the Common Areas clear of any obstruction or unauthorized use related to Tenant’s operations or use of Premises, including without limitation, planters and furniture. Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reason deemed sufficient by Landlord, without liability to Landlord provided such closure does not deprive Tenant of reasonable access to or use of the Premises or the parking areas.

SECTION 6.4. PARKING. Tenant shall be entitled to the number of vehicle parking spaces set forth in Item 14 of the Basic Lease Provisions, which spaces shall be unreserved and unassigned, on the portions of the Common Areas designated by Landlord for parking; except that Landlord shall mark four (4) of such spaces as “Reserved”, and shall mark eight (8) of such spaces as “Visitor”, in the locations shown on Exhibit Y attached to this Lease. Tenant shall not use more parking spaces than such number. All parking spaces shall be used only for parking of vehicles no larger than full size passenger automobiles, sports utility vehicles or pickup trucks. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described above, then Landlord shall have the right, without notice, in addition to such other rights and remedies that Landlord may have, to remove or tow away the vehicle involved and charge the costs to Tenant. Parking within the Common Areas shall be limited to striped parking stalls, and no parking shall be permitted in any driveways, access ways or in any area which would prohibit or impede the free flow of traffic within the Common Areas. There shall be no parking of any vehicles for longer than a forty-eight (48) hour period unless otherwise authorized by Landlord, and vehicles which have been abandoned or parked in violation of the terms hereof may be towed away at the owner’s expense. Nothing contained in this Lease shall be deemed to create liability upon Landlord for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant, its visitors or employees, unless ultimately determined to be caused by the sole active negligence or willful misconduct of Landlord. Landlord shall have the right to establish, and from time to time amend, and to enforce against all users all reasonable rules and regulations (including the designation of areas for employee parking) that Landlord may deem necessary and advisable for the proper and efficient operation and maintenance of parking within the Common Areas. Subject to the provisions of the last sentence of Section 6.5 below, Landlord shall have the right to construct, maintain and operate lighting facilities within the parking areas; to change the area, level, location and arrangement of the parking areas and improvements therein; to restrict parking by tenants, their officers, agents and employees to employee parking areas; after the expiration of the initial sixty (60) month Term of this Lease (and not during the initial sixty (60) month Term of this Lease), to enforce parking charges (by operation of meters or otherwise); and to do and perform such other acts in and to the parking areas and improvements therein as, in the use of good business judgment, Landlord shall determine to be advisable. Any person using the parking area shall observe all directional signs and arrows and any posted speed limits. In no event shall Tenant interfere with the use and enjoyment of the parking area by other tenants of the Project or their employees or invitees. Parking areas shall be used only for parking vehicles. Washing, waxing, cleaning or servicing of vehicles, or the storage of vehicles for longer than 48-hours, is prohibited unless otherwise authorized by Landlord. Tenant shall be liable for any damage to the parking areas caused by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees, including without limitation damage from excess oil leakage. Tenant shall have no right to install any fixtures, equipment or personal property in the parking areas.

SECTION 6.5. CHANGES AND ADDITIONS BY LANDLORD. Landlord reserves the right to make alterations or additions to the Building or the Project, or to the attendant fixtures, equipment and Common Areas. Landlord may at any time relocate or remove any of the various buildings, parking areas, and other Common Areas, and may add buildings and areas to the Project from time to time. No change shall entitle Tenant to any abatement of rent or other claim against Landlord, provided that the change does not deprive Tenant of reasonable access to or use of the Premises or the parking areas, nor result in Tenant having use of fewer parking spaces than to which it is entitled pursuant to Item 14 of the Basic Lease Provisions.

ARTICLE VII. MAINTAINING THE PREMISES

SECTION 7.1. TENANT’S MAINTENANCE AND REPAIR. Except to the extent of the obligations of Landlord expressly set forth in this Lease, Tenant at its sole expense shall maintain and make all repairs and replacements necessary to keep the Premises and the Building in the condition as existed on the Early Occupancy Date (or on any later date that the improvements may have been installed), excepting ordinary wear and tear, including without limitation all interior glass, doors, door closures, hardware, fixtures, electrical, plumbing, fire extinguisher equipment and other equipment installed in the Premises and all Alterations constructed by Tenant pursuant to Section 7.3 below. Any damage or deterioration of the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices by Tenant. As part of its maintenance obligations hereunder, Tenant shall, at Landlord’s request, provide Landlord with copies of all maintenance schedules, reports and notices prepared by, for or on behalf of Tenant. All repairs and replacements shall be at least equal in quality to the original work, shall be made only by a licensed contractor reasonably approved in writing in advance by Landlord and shall be made only at the time or times approved by Landlord. Any contractor utilized by Tenant shall be subject to Landlord’s standard requirements for contractors, as modified from time to time. Landlord may impose reasonable restrictions and requirements with respect to repairs, as provided in Section 7.3, and the provisions of Section 7.4 shall apply to all repairs. Alternatively, Landlord may elect to perform, and shall perform as to the requirements of Section 7.2 of this Lease, any required repair and maintenance of the electrical and mechanical systems and any air conditioning, ventilating or heating equipment serving the Premises and include the reasonable cost of such repair or maintenance as part of Tenant’s Share of Operating Expenses, excepting repairs required to be performed by Landlord under the warranty provisions of Section 2.4 of this Lease. If Tenant fails to properly maintain and/or repair the Premises as herein provided following Landlord’s notice and the expiration of the applicable cure period (or earlier if Landlord determines that such work must be performed prior to such time in order to avoid damage to the Premises or Building or other detriment), then Landlord may elect, but shall have no obligation, to perform any repair or maintenance required hereunder on behalf of Tenant and at Tenant’s expense, and Tenant shall reimburse Landlord upon demand for all reasonable costs incurred for such repairs or maintenance upon submission of an invoice.

SECTION 7.2. LANDLORD’S MAINTENANCE AND REPAIR. Subject to Sections 2.4 and 7.1 and Article XI, Landlord shall provide service, maintenance and repair with respect to any air conditioning, ventilating or heating equipment which serves the Premises (exclusive, however, of supplemental HVAC equipment added by Tenant after the date of this Lease or pursuant to the Tenant Improvement Work defined in the attached Work Letter and serving only the Premises), and shall maintain in good repair the roof, foundations, footings, the exterior surfaces of the exterior walls of the Building (including wall window exterior glass), and the structural, electrical and mechanical systems, except that Tenant at its expense shall make all repairs which Landlord deems reasonably necessary as a result of the act or negligence of Tenant, its agents, employees, invitees, subtenants or contractors. Landlord shall have the right to employ or designate any reputable person or firm, including any employee or agent of Landlord or any of Landlord’s affiliates or divisions, to perform any service, repair or maintenance function. Landlord need not make any other improvements or repairs except as specifically required under this Lease, and nothing contained in this Section shall limit Landlord’s right to reimbursement from Tenant for maintenance, repair costs and replacement costs as provided elsewhere in this Lease. Tenant understands that it shall not make repairs at Landlord’s expense or by rental offset. Tenant further understands that Landlord shall not be required to make any repairs to the roof, foundations, footings, the exterior surfaces of the exterior walls of the Building (excluding wall window exterior glass), or structural, electrical or mechanical systems unless and until Tenant has notified Landlord in writing of the need for such repair and Landlord shall have a reasonable period of time thereafter to commence and complete said repair, if warranted. Subject to the express provisions to the contrary contained in Section 2.4 of this Lease, all costs of any maintenance, repairs and replacement on the part of Landlord provided hereunder shall be considered part of Project Costs; provided, however, that from and after the date which is eight (8) months after the Commencement Date of this Lease, the maximum amount in any Expense Recovery Period during the Term (prorated for Expense Recovery Periods of less than twelve (12) months in duration) which shall be included for repairs to the air conditioning, ventilation or heating system serving the Premises shall be Five Thousand Eight Hundred Dollars ($5,800.00). Tenant further agrees that if Tenant fails to report any such need for repair in writing within sixty (60) days of its discovery by Tenant, Tenant shall be responsible for any costs and expenses and other damages related to such repair which are in excess of those which would have resulted had such need for repair been reported to Landlord within such sixty (60) day period.

SECTION 7.3. ALTERATIONS. Except as otherwise provided in this Section, Tenant shall make no alterations, additions, fixtures or improvements (“Alterations”) to the Premises or the Building without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion. In the event that any requested Alteration would result in a change from Landlord’s building standard materials and specifications for the Project (“Standard Improvements”), Landlord may withhold consent to such Alteration in its sole and absolute discretion. In the event Landlord so consents to a change from the Standard Improvements (such change being referred to as a “Non-Standard Improvement”), Tenant shall be responsible for the cost of replacing such Non-Standard Improvement with the applicable Standard Improvement (“Replacements”) which Replacements shall be completed prior to the Expiration Date or earlier termination of this Lease. Landlord shall not unreasonably withhold its consent to any Alterations which cost less than Fifty Thousand Dollars ($50,000.00) during any calendar year during the Term, which Alterations do not (i) affect the exterior of the Building or outside areas (or be visible from adjoining sites), or (ii) affect or penetrate any of the structural portions of the Building, including but not limited to the roof, or (iii) require any change to the basic floor plan of the Premises (including, without limitation, the adding of any additional “office” square footage) or any change to any structural or mechanical systems of the Premises, or (iv) fail to comply with any applicable governmental requirements or require any governmental permit as a prerequisite to the construction thereof, or (v) result in the Premises requiring building services beyond the level normally provided to other tenants, or (vi) interfere in any manner with the proper functioning of, or Landlord’s access to, any mechanical, electrical, plumbing or HVAC systems, facilities or equipment located in or serving the Building, or (vii) diminish the value of the Premises including, without limitation using lesser quality materials than those existing in the Premises. Landlord may impose any condition to its consent, including but not limited to a requirement that the installation and/or removal of all Alterations and Replacements be covered by a lien and completion bond satisfactory to Landlord in its sole and absolute discretion and requirements as to the manner and time of performance of such work, provided, however, that, with respect to Alterations costing less than Fifty Thousand Dollars ($50,000.00) in the aggregate, no such lien and completion bond shall be required. Landlord shall in all events, whether or not Landlord’s consent is required, have the right to approve the contractor performing the installation and removal of Alterations and Replacements and Tenant shall not permit any contractor not approved by Landlord to perform any work on the Premises or on the Building. Tenant shall obtain all required permits for the installation and removal of Alterations and Replacements and shall perform the installation and removal of Alterations and Replacements in compliance with all applicable laws, regulations and ordinances, including without limitation the Americans with Disabilities Act, all covenants, conditions and restrictions affecting the Project, and the Rules and Regulations as described in Article XVII. Tenant understands and agrees that Landlord shall be entitled to a supervision fee in the amount of three percent (3%) of the cost of Alterations either requiring a permit from the City of Irvine or affecting any of the plumbing, fire sprinkler, HVAC, mechanical or electrical system serving the Building. Under no circumstances shall Tenant make any Alterations or Replacements which incorporate any Hazardous Materials, including without limitation asbestos-containing construction materials into the Premises, the Building or the Common Area. If any governmental entity requires, as a condition to any proposed Alterations by Tenant, that improvements be made to the Common Areas, and if Landlord consents to such improvements to the Common Areas (which consent may be withheld in the sole and absolute discretion of Landlord), then Tenant shall, at Tenant’s sole expense, make such required improvements to the Common Areas in such manner, utilizing such materials, and with such contractors, architects and engineers as Landlord may require in its sole and absolute discretion. Any request for Landlord’s consent to any proposed Alterations shall be made in writing and shall contain architectural plans describing the work in detail reasonably satisfactory to Landlord. Landlord may elect to cause its architect to review Tenant’s architectural plans, and the reasonable cost of that review shall be reimbursed by Tenant. Should the work proposed by Tenant and consented to by Landlord modify the basic floor plan of the Premises, then Tenant shall, at its expense, furnish Landlord with as-built drawings and CAD disks compatible with Landlord’s systems and standards. Unless Landlord otherwise agrees in writing, all Alterations made or affixed to the Premises, the Building or to the Common Area (excluding moveable trade fixtures and furniture), including without limitation all Tenant Improvements constructed pursuant to the Work Letter (except as otherwise provided in the Work Letter), shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term; except that Landlord may, as provided in the next succeeding paragraph of this Section 7.3, require Tenant to remove by the Expiration Date or sooner termination date of this Lease, all or any of the Alterations installed either by Tenant or by Landlord at Tenant’s request, including without limitation all Tenant Improvements constructed pursuant to the Work Letter (except as otherwise provided in the Work Letter), and to repair any damage to the Premises, the Building or the Common Area arising from that removal and restore the Premises to their condition prior to making such Alterations.

As of the Expiration Date or sooner termination date of this Lease, Landlord shall have the right to require Tenant to remove any of the components of the initial Tenant Improvements work constructed pursuant to the Work Letter attached hereto which are Non-Standard Improvements, and any subsequent Alterations by Tenant which are Non-Standard Improvements, and to replace same with the applicable Replacements, whether or not Landlord’s consent was required therefore. Notwithstanding the foregoing: (i) Landlord shall advise Tenant of its election to require Tenant to remove and replace the components of the initial Tenant Improvements work, if at all, at the time of Landlord’s approval thereof pursuant to the provisions of the Work Letter; and (ii) if at the time of requesting Landlord’s consent to any subsequent Alterations to the Premises; Tenant shall request in writing whether or not Landlord shall require the removal thereof as of the Expiration Date or earlier termination of this Lease, then Landlord’s right to require Tenant to so remove and replace such Alteration shall be exercised, if at all, at the time of Landlord’s consent thereto.

SECTION 7.4. MECHANIC’S LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant (other than in connection with the Tenant Improvement Work constructed by Landlord pursuant to the attached Work Letter and any other work contracted or performed by Landlord for the benefit of Tenant under the terms of this Lease). Upon request by

Landlord, Tenant shall promptly (but in no event later than five (5) business days following such request) cause any such lien to be released by posting a bond in accordance with California Civil Code Section 3143 or any successor statute. In the event that Tenant shall not, within thirty (30) days following the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any means it deems proper, including payment of or defense against the claim giving rise to the lien. All expenses so incurred by Landlord, including Landlord’s attorneys’ fees, and any consequential or other damages incurred by Landlord arising out of such lien, shall be reimbursed by Tenant upon demand, together with interest from the date of payment by Landlord at the maximum rate permitted by law until paid. Tenant shall give Landlord no less than twenty (20) days’ prior notice in writing before commencing construction of any kind on the Premises or Common Area and shall again notify Landlord that construction has commenced, such notice to be given on the actual date on which construction commences, so that Landlord may post and maintain notices of nonresponsibility on the Premises or Common Area, as applicable, which notices Landlord shall have the right to post and which Tenant agrees it shall not disturb. Tenant shall also provide Landlord notice in writing within ten (10) days following the date on which such work is substantially completed. The provisions of this Section shall expressly survive the expiration or sooner termination of this Lease.

SECTION 7.5. ENTRY AND INSPECTION. Landlord shall at all reasonable times, upon not less than 24 hours written or oral notice (except in emergencies, when no notice shall be required) have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to have access to install, repair, maintain, replace or remove all electrical and mechanical installations of Landlord and to protect the interests of Landlord in the Premises, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the last one hundred and eighty (180) days of the Term or when an uncured Tenant Event of Default exists, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of rent except as provided elsewhere in this Lease. Landlord shall have the right, if desired, to retain a key which unlocks all of the doors in the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the right to use any and all means which Landlord may deem proper to open the doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord shall not under any circumstances be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises. Landlord shall use commercially reasonable efforts to minimize any interference with the business operations of Tenant in connection with any entry into and inspection of the Premises and any other activity permitted by this Section 7.5.

ARTICLE VIII. TAXES AND ASSESSMENTS ON TENANT’S PROPERTY

Tenant shall be liable for and shall pay, at least ten (10) days before delinquency, all taxes and assessments levied against all personal property of Tenant located in the Premises, and, if required by Landlord, against all Non Standard Improvements to the Premises (as defined in Section 7.3) made by Landlord or Tenant, and against any Alterations (as defined in Section 7.3) made to the Premises or the Building by or on behalf of Tenant. If requested by Landlord, and when reasonably possible, Tenant shall cause its personal property, Non-Standard Improvements and Alterations to be assessed and billed separately from the real property of which the Premises form a part. If any taxes required to be paid by Tenant on Tenant’s personal property, Non-Standard Improvements and/or Alterations are levied against Landlord or Landlord’s property and if Landlord pays the same, or if the assessed value of Landlord’s property is increased by the inclusion of a value placed upon Tenant’s personal property, Non-Standard Improvements and/or Alterations and if Landlord pays the taxes based upon the increased assessment, Landlord shall have the right to require that Tenant pay to Landlord the taxes so levied against Landlord or the proportion of the taxes resulting from the increase in the assessment. In calculating what portion of any tax bill which is assessed against Landlord separately, or Landlord and Tenant jointly, is attributable to Tenant’s Non-Standard Improvements, Alterations and personal property, Landlord’s reasonable determination shall be conclusive.

ARTICLE IX. ASSIGNMENT AND SUBLETTING

SECTION 9.1. RIGHTS OF PARTIES.

(a) Notwithstanding any provision of this Lease to the contrary, and except as to transfers expressly permitted without Landlord’s consent pursuant to Section 9.4, Tenant will not, either voluntarily or by operation of law, assign, sublet, encumber, or otherwise transfer all or any part of Tenant’s interest in this Lease or the Premises, or permit the Premises to be occupied by anyone other than Tenant, without Landlord’s prior written consent, which consent shall not unreasonably be withheld in accordance with the provisions of Section 9.1(b). No assignment (whether voluntary, involuntary or by operation of law) and no subletting shall be valid or effective without Landlord’s prior written consent and, at Landlord’s election, any such assignment or subletting shall be void and of no force and effect and any such attempted assignment or subletting shall constitute an Event of Default of this Lease. Landlord shall not be deemed to have given its consent to any assignment or subletting by any course of action other than written consent. To the extent not prohibited by provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq., (the “Bankruptcy Code”), including Section 365(f)(1), Tenant on behalf of itself and its creditors, administrators and assigns waives the applicability of Section 365(e) of the Bankruptcy Code unless the proposed assignee of the Trustee for the estate of the bankrupt meets Landlord’s standard for consent as set forth in Section 9.1(b) of this Lease. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed to have assumed all of the obligations arising under this Lease on and after the date of the assignment, and shall upon demand execute and deliver to Landlord an instrument confirming that assumption.

(b) If Tenant desires to transfer an interest in this Lease or the Premises, it shall first notify Landlord of its desire and shall submit in writing to Landlord: (i) the name and address of the proposed transferee; (ii) the nature of any proposed transferee’s business to be carried on in the Premises; (iii) the terms and provisions of any proposed sublease, assignment or other transfer, including a copy of the proposed assignment, sublease or transfer form; (iv) evidence that the proposed assignee, subtenant or transferee will comply with the requirements of Exhibit D hereto; (v) a completed Environmental Questionnaire from the proposed assignee, subtenant or transferee; (vi) any other information reasonably requested by Landlord and reasonably related to the transfer and (vii) the fee described in Section 9.1(e). Except as provided in Section 9.1 (c), Landlord shall not unreasonably withhold its consent, provided that the parties agree that it shall be reasonable for Landlord to withhold its consent if: (1) the use of the Premises will not be consistent with the provisions of this Lease; (2) the proposed assignee or subtenant has been required by any prior landlord, lender or governmental authority to take remedial action in connection with Hazardous Materials contaminating a property arising out of the proposed assignee’s or subtenant’s actions or use of the property in question or is subject to any enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Material; (3) insurance requirements of the proposed assignee or subtenant may not be brought into conformity with Landlord’s then current leasing practice; (4) a proposed subtenant or assignee has not demonstrated to the reasonable satisfaction of Landlord that it is financially responsible or has failed to submit to Landlord all reasonable information as requested by Landlord concerning the proposed subtenant or assignee, including, but not limited to, a certified balance sheet of the proposed subtenant or assignee as of a date within ninety (90) days of the request for Landlord’s consent, statements of income or profit and loss of the proposed subtenant or assignee for the two-year period preceding the request for Landlord’s consent, and/or a certification signed by the proposed subtenant or assignee that it has not been evicted or been in arrears in rent at any other leased premises for the 3-year period preceding the request for Landlord’s consent; (5) the proposed subtenant or assignee has not demonstrated to Landlord’s reasonable satisfaction a record of successful experience in business; (6) the proposed assignee or subtenant is a prospect with whom Landlord is “actively negotiating” (as hereinafter defined) to become a tenant at the Building or Project; or (7) the proposed transfer will impose additional burdens or adverse tax effects on Landlord. As used herein, “actively negotiating” shall mean that the prospect shall have countered a written proposal from Landlord for the lease of space in the Building or the Project. If Tenant has any exterior sign rights under this Lease, such rights are personal to Tenant and may not be assigned or transferred to any assignee of this Lease or subtenant of the Premises without Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion.

If Landlord consents to the proposed transfer, Tenant may within ninety (90) days after the date of the consent effect the transfer upon the terms described in the information furnished to Landlord; provided that any material change in the terms shall be subject to Landlord’s consent as set forth in this Section 9.1. Landlord shall approve or disapprove any requested transfer within fifteen (15) business days following receipt of Tenant’s written request, the information set forth above, and the fee set forth below.

(c) Notwithstanding the provisions of Section 9.1(b) above, in lieu of consenting to a proposed assignment of this Lease, or to subletting(s) of more than seventy percent (70%) of the Floor Area of the Premises in the aggregate, Landlord may elect, within the fifteen (15) business day period permitted for Landlord to approve or disapprove a requested transfer, to (i) sublease the Premises (or the entire portion proposed to be so subleased), or take an assignment of Tenant’s interest in this Lease, upon substantially the same terms as offered to the proposed subtenant or assignee (excluding terms relating to the purchase of personal property, the use of Tenant’s name or the continuation of Tenant’s business), or (ii) terminate this Lease as to the portion of the Premises proposed to be so subleased or assigned with a proportionate abatement in the rent payable under this Lease, effective thirty (30) days’ following written notice by Landlord of its election to so sublease or terminate. Landlord may thereafter, at its option, assign, sublet or re-let any space so sublet, obtained by assignment or obtained by termination to any third party, including without limitation the proposed transferee of Tenant.

(d) In the event that Landlord approves the requested assignment or subletting, Tenant agrees that fifty percent (50%) of any amounts paid by the assignee or subtenant, however described, in excess of (i) the Basic Rent and Operating Expenses payable by Tenant hereunder, or in the case of a sublease of a portion of the Premises, in excess of the Basic Rent and Operating Expenses reasonably allocable to such portion as determined by Landlord, plus (ii) Tenant’s direct out-of-pocket costs which Tenant certifies to Landlord have been paid or incurred to assign the Lease and/or sublet the Premises or to provide occupancy related services to such assignee or subtenant of a nature commonly provided by landlords of similar space (including, without limitation, improvements installed for the benefit of the subtenant or assignee, any third party brokerage commission or other advertising or marketing costs, and actual attorneys’ fees paid by Tenant in connection with such assignment or sublease), shall be the property of Landlord and such amounts shall be payable directly to Landlord by the assignee or subtenant or, at Landlord’s option, by Tenant within ten (10) days of Tenant’s receipt thereof. Landlord shall have the right to review or audit the applicable books and records of Tenant, or have such books and records reviewed or audited by an outside accountant, to confirm any such direct out-of-pocket costs. In the event that such direct out-of-pocket costs claimed by Tenant are overstated by more than five percent (5%), Tenant shall reimburse Landlord for any of Landlord’s costs related to such review or audit. At Landlord’s request, a written agreement shall be entered into by and among Tenant, Landlord and the proposed assignee or subtenant confirming the requirements of this Section 9.1(d).

(e) Tenant shall pay to Landlord a fee equal to the greater of (i) Landlord’s actual and reasonable costs related to such assignment, subletting or other transfer or (ii) Five Hundred Dollars ($500.00), to process any request by Tenant for an assignment, subletting or other transfer under this Lease. Tenant shall pay Landlord the sum of Five Hundred Dollars ($500.00) concurrently with Tenant’s request for consent to any assignment, subletting or other transfer, and Landlord shall have no obligation to consider such request unless accompanied by such payment.

Tenant shall pay Landlord upon demand any costs in excess of such payment to the extent Landlord’s actual and reasonable costs related to such request exceeds $500.00. Such fee is hereby acknowledged as a reasonable amount to reimburse Landlord for its costs of review and evaluation of a proposed transfer.

SECTION 9.2. EFFECT OF TRANSFER. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its obligation to pay rent and to perform all its other obligations under this Lease, including without limitation, the obligations contained in Section 10.3 of this Lease. Each assignee, other than Landlord, shall assume all obligations of Tenant under this Lease and shall be liable jointly and severally with Tenant for the payment of all rent, and for the due performance of all of Tenant’s obligations, under this Lease. No assignment or subletting shall be effective or binding on Landlord unless documentation in form and substance satisfactory to Landlord in its reasonable discretion evidencing the transfer, and in the case of an assignment, the assignee’s assumption of the obligations of Tenant under this Lease, is delivered to Landlord and both the assignee/subtenant and Tenant deliver to Landlord an executed consent to transfer instrument prepared by Landlord and consistent with the requirements of this Article. The acceptance by Landlord of any payment due under this Lease from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any transfer. Consent by Landlord to one or more transfers shall not operate as a waiver or estoppel to the future enforcement by Landlord of its rights under this Lease or as a consent to any subsequent transfer.

SECTION 9.3. SUBLEASE REQUIREMENTS. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in each sublease:

(a) Each and every provision contained in this Lease (other than with respect to the payment of rent hereunder) is incorporated by reference into and made a part of such sublease, with “Landlord” hereunder meaning the sublandlord therein and “Tenant” hereunder meaning the subtenant therein.

(b) Tenant hereby irrevocably assigns to Landlord all of Tenant’s interest in all rentals and income arising from any sublease of the Premises, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until there is an Event of Default by Tenant, Tenant shall have the right to receive and collect the sublease rentals. Landlord shall not, by reason of this assignment or the collection of sublease rentals, be deemed liable to the subtenant for the performance of any of Tenant’s obligations under the sublease. Tenant hereby irrevocably authorizes and directs any subtenant, upon receipt of a written notice from Landlord stating that an uncured Event of Default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord all sums then and thereafter due under the sublease. Tenant agrees that the subtenant may rely on that notice without any duty of further inquiry and notwithstanding any notice or claim by Tenant to the contrary. Tenant shall have no right or claim against the subtenant or Landlord for any rentals so paid to Landlord.

(c) In the event of the termination of this Lease for any reason, including without limitation as the result of an Event of Default by Tenant or by the mutual agreement of Landlord and Tenant, Landlord may, at its sole option, take over Tenant’s entire interest in any sublease and, upon notice from Landlord, the subtenant shall attorn to Landlord. In no event, however, shall Landlord be liable for any previous act or omission by Tenant under the sublease or for the return of any advance rental payments or deposits under the sublease that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification executed without Landlord’s consent or for any advance rental payment by the subtenant in excess of one month’s rent. The general provisions of this Lease, including without limitation those pertaining to insurance and indemnification, shall be deemed incorporated by reference into the sublease despite the termination of this Lease. In the event Landlord does not elect to take over Tenant’s interest in a sublease in the event of any such termination of this Lease, such sublease shall terminate concurrently with the termination of this Lease and such subtenant shall have no further rights under such sublease and Landlord shall have no obligations to such subtenant.

SECTION 9.4. CERTAIN TRANSFERS. The following shall be deemed to constitute an assignment of this Lease; (a) the sale of all or substantially all of Tenant’s assets (other than bulk sales in the ordinary course of business), (b) if Tenant is a corporation, an unincorporated association, a limited liability company or a partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association, limited liability company or partnership in the aggregate of fifty percent (50%) (except for publicly traded shares of stock constituting a transfer of fifty percent (50%) or more in the aggregate, so long as no change in the controlling interest of Tenant occurs as a result thereof, and except for changes in the beneficiaries, transfers between fee beneficiaries, and transfers between the Trusts, with respect to the Trusts owning shares of stock of the original Tenant as to the date this Lease is executed), or (c) any other direct or indirect change of control of Tenant, including, without limitation, change of control of Tenant’s parent company or a merger by Tenant or its parent company.

SECTION 9.5 PERMITTED TRANSFERS. Notwithstanding anything to the contrary contained in this Article IX, Landlord’s consent shall not be required for (A) the assignment of this Lease as a result of a merger by Tenant with or into another entity or a reorganization of Tenant, or the acquisition of substantially all of the assets of Tenant as a going concern, or for (B) an assignment of this Lease or subletting of the Premises to an entity under common control with, controlling or controlled by Tenant (collectively, a “Permitted Transfer”), so long as (i) the net worth of the successor or reorganized entity under Subsection (A) above after such Permitted Transfer is at least equal to the greater of the net worth of Tenant as of the execution of this Lease by Landlord or the net worth of Tenant immediately prior to the date of such Permitted Transfer, evidence of which, reasonably satisfactory to Landlord, shall be presented to Landlord prior to such Permitted Transfer, (ii) Tenant shall provide to Landlord, prior to such Permitted Transfer, written notice of such Permitted Transfer and such assignment documentation and other information as Landlord may require in connection therewith, and (iii) all of the other terms and requirements Section 9.2 and 9.3 (but not of Section 9.1) shall apply with respect to such Permitted Transfer.

ARTICLE X. INSURANCE AND INDEMNITY

SECTION 10.1. TENANT’S INSURANCE. Tenant, at its sole cost and expense, shall provide and maintain in effect the insurance described in Exhibit D. Evidence of that insurance must be delivered to Landlord prior to the Early Occupancy Date.

SECTION 10.2. LANDLORD’S INSURANCE. Landlord shall provide the following types of insurance, with or without deductible and in amounts and coverages as may be reasonably determined by Landlord (unless the coverage to be obtained is herein specified, in which case such specified coverage shall be provided): property insurance, subject to standard exclusions (such as, but not limited to, earthquake and flood exclusions), covering the full replacement cost of the Building including all Tenant Improvements constructed pursuant to the Work Letter within the Premises (the “Property Policy”). In addition, Landlord may, at its election, obtain insurance for such other risks as Landlord or its mortgages may from time to time deem appropriate in its sole discretion, including without limitation, coverage for Tenant Improvements constructed by Landlord pursuant to the Work Letter attached hereto, and for earthquake, flood, and commercial general liability. Landlord shall not be required to carry insurance of any kind on Tenant’s Alterations or on Tenant’s other property, including, without limitation, Tenant’s trade fixtures, furnishings, equipment, signs and all other items of personal property, and Landlord shall not be obligated to repair or replace that property should damage occur. All proceeds of insurance maintained by Landlord upon the Building and/or Project shall be the property of Landlord, whether or not Landlord is obligated to or elects to make any repairs. At Landlord’s option, Landlord may self-insure all or any portion of the risks for which Landlord elects or is required to provide insurance hereunder; provided, however, that in the event The Irvine Company (or any entity affiliated with, controlling, controlled by or under common control with The Irvine Company) is no longer the “Landlord” under the Lease, any successor Landlord shall demonstrate a reasonably sufficient net worth in order to continue to self-insure such risks.

SECTION 10.3. JOINT INDEMNITY.

(a) To the fullest extent permitted by law, but subject to the provisions of Section 10.5 of this Lease, Tenant shall defend, indemnify, protect, save and hold harmless Landlord, its agents, and any and all affiliates of Landlord, including, without limitation, any corporations or other entities controlling, controlled by or under common control with Landlord, from and against any and all claims, liabilities, costs or expenses arising either before or after the Early Occupancy Date from Tenant’s use or occupancy of the Premises, the Building or the Common Areas, including, without limitation, the use by Tenant, its authorized agents, employees, invitees or licensees of any recreational facilities within the Common Areas, or from the conduct of its business, or from any activity, work, or thing done, permitted or suffered by Tenant or its authorized agents, employees, invitees or licensees in or about the Premises, the Building or the Common Areas, or from any Event of Default in the performance of any obligation on Tenant’s part to be performed under this Lease, or from any act or negligence of Tenant or its agents, employees, visitors, patrons, guests, invitees or licensees. Landlord may, at its option, require Tenant to assume Landlord’s defense in any action covered by this Section 10.3(a) through counsel reasonably satisfactory to Landlord. The provisions of this Section 10.3(a) shall expressly survive the expiration or sooner termination of this Lease. Tenant’s obligations under this Section shall not apply in the event that the claim, liability, cost or expense is (i) caused by the active negligence or willful misconduct of Landlord, its authorized agents, and any and all affiliates of Landlord, including, without limitation, any corporations or other entities controlling, controlled by or under common control with Landlord, or (ii) is covered by Landlord’s indemnity obligations set forth in Section 10.3(b) below.

(b) To the fullest extent permitted by law, but subject to the express limitations on liability contained in this Lease (including, without limitation, the provisions of Sections 10.4, 10.5 and 14.8 of this Lease), Landlord shall defend, indemnify, protect, save and hold harmless Tenant, its agents and any and all affiliates of Tenant, including without limitation, any corporations, or other entities controlling, controlled by or under common control with Tenant, from and against any and all claims, liabilities, costs or expenses arising either before or after the Early Occupancy Date from any activity, work, or thing done, permitted or suffered by Landlord, its authorized agents, employees or contractors, or from any Event of Default in the performance of any obligation on Landlord’s part to be performed, or from any act or negligence or willful misconduct of Landlord, its employees, contractors or authorized agents, in each case in connection with the operation, maintenance or repair of the Premises, the Building and the Project by Landlord. Tenant may, at its option, require Landlord to assume Tenant’s defense in actions covered by this Section 10.3(b) through counsel reasonably satisfactory to Tenant. The provisions of this Subsection 10.3(b) shall expressly survive the expiration or sooner termination of this Lease. Landlord’s obligations under this Section 10.3(b) shall not apply in the event that the claim, liability, cost or expense is (i) caused by the active negligence or willful misconduct of Tenant, its authorized agents, and any and all affiliates of Tenant, including, without limitation, any corporations or other entities controlling, controlled by or under common control with Tenant, or (ii) is covered by Tenant’s indemnity obligations set forth in Section 10.3(a) above.

SECTION 10.4. LANDLORD’S NONLIABILITY. Landlord shall not be liable to Tenant, its employees, agents and invitees, and Tenant hereby waives all claims against Landlord and knowingly assumes the risk of for loss of or damage to any property, or loss or interruption of business or income, or any other loss, cost, damage, injury or liability whatsoever (including without limitation any consequential damages and lost profit or opportunity costs) resulting from, but not limited to, Acts of God, acts of civil disobedience or insurrection, acts or omissions of third parties (but excluding the employees, authorized agents or contractors of Landlord) and/or of other tenants within the Project or their agents, employees, contractors, guests or invitees, fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works, roof, windows or other fixtures in the Building, whether the damage or injury results from conditions arising in the Premises or in other portions of the Building. It is understood that any such condition may require the temporary evacuation or closure of all or a portion of the Building. Landlord shall have no liability (including without limitation consequential damages and lost profit or opportunity costs) and, except as provided in Sections 11.1 and 12.1 below, there shall be no abatement of rent, by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction; provided, however, that in making repairs, alterations or improvements, Landlord shall interfere as little as reasonably practicable with the conduct of Tenant’s business in the Premises. Should Tenant elect to receive any service or products from a concessionaire, licensee or third party tenant of Landlord, Landlord shall have no liability for any services or products so provided or for any breach of contract by such third party provider. Neither Landlord nor its agents shall be liable for interference with light or other similar intangible interests. Tenant shall immediately notify Landlord in case of fire or accident in the Premises, the Building or the Project and of defects in any improvements or equipment.

SECTION 10.5. WAIVER OF SUBROGATION. Landlord and Tenant each hereby waives all rights of recovery against the other and the other’s agents on account of loss and damage occasioned to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss or damage under any property insurance policies carried or required to be carried by the provisions of this Lease; provided however, that the foregoing waiver shall not apply to the extent of Tenant’s obligations to pay deductibles under any such policies and this Lease. By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against under any property insurance policies contemplated by this Lease, even though such loss or damage might be occasioned by the negligence of such party, its agents, employees, contractors, guests or invitees.

ARTICLE XI. DAMAGE OR DESTRUCTION

SECTION 11.1. RESTORATION.

(a) If the Premises or the Building or a part thereof are materially damaged by any fire, flood, earthquake or other casualty, Landlord shall have the right to terminate this Lease upon written notice to Tenant if: (i) Landlord reasonably determines that proceeds necessary to pay the full cost of repair is not available from Landlord’s insurance, including without limitation earthquake insurance, plus such additional amounts Tenant elects, at its sole and absolute option, to contribute, excluding however the deductible (for which Tenant shall be responsible for Tenant’s Share); (ii) Landlord reasonably determines that the Premises cannot, with reasonable diligence, be fully repaired by Landlord (or cannot be safely repaired because of the presence of hazardous factors, including without limitation Hazardous Materials, earthquake faults, and other similar dangers) within two hundred seventy (270) days after the date of the damage; (iii) an uncured Event of Default by Tenant has occurred and is continuing; or (iv) the material damage occurs during the final twelve (12) months of the Term. Landlord shall notify Tenant in writing (“Landlord’s Notice”) within sixty (60) days after the damage occurs as to (A) whether Landlord is terminating this Lease as a result of such material damage and (B) if Landlord is not terminating this Lease, the number of days within which Landlord has estimated that the Premises, with reasonable diligence, are likely to be fully repaired. In the event Landlord elects to terminate this Lease, this Lease shall terminate as of the date specified for termination by Landlord’s Notice (which termination date shall in no event be later than sixty (60) days following the date of the damage, or, if no such date is specified, such termination shall be the date of Landlord’s Notice).

(b) If Landlord has the right to terminate this Lease pursuant to Section 11.1(a) and does not elect to so terminate this Lease, and provided that at the time of Landlord’s Notice neither an Event of Default exists and is continuing nor has Landlord delivered Tenant a notice of any failure by Tenant to fulfill an obligation under this Lease which, unless cured by Tenant within the applicable grace period, would constitute an Event of Default, then within thirty (30) days following delivery of Landlord’s Notice pursuant to Section 11.1(a), Tenant may elect to terminate this Lease by written notice to Landlord, but only if (i) Landlord’s Notice specifies that Landlord has determined that the Premises cannot be repaired, with reasonable diligence, within two hundred seventy (270) days after the date of damage or (ii) the casualty has occurred within the final twelve (12) months of the Term and such material damage has a materially adverse impact on Tenant’s continued use of the Premises. If Tenant fails to provide such termination notice within such thirty (30) day period, Tenant shall be deemed to have waived any termination right under this Section 11.1(b) or any other applicable law.

(c) In the event that neither Landlord nor Tenant terminates this Lease pursuant to this Section 11.1 as a result of material damage to the Building or Premises resulting from a casualty, Landlord shall repair all material damage to the Premises or the Building as soon as reasonably possible and this Lease shall continue in effect for the remainder of the Term. Subject to any provision to the contrary in the Work Letter, such repair by Landlord shall include repair of material damage to the Tenant Improvements constructed pursuant to the Work Letter, so long as insurance proceeds from insurance required to be carried by Tenant are made available to Landlord. Landlord shall have the right, but not the obligation, to repair or replace any other leasehold improvements made by Tenant or any Alterations (as defined in Section 7.3) constructed by Tenant. If Landlord elects to repair or replace such leasehold improvements and/or Alterations, all insurance proceeds available for such repair or replacement shall be made available to Landlord. Landlord shall have no liability to Tenant in the event that the Premises or the Building has not been fully repaired within the time period specified by Landlord in Landlord’s Notice to Tenant as described in Section 11.1(a). Notwithstanding the foregoing, the repair of damage to the Premises to the extent such damage is not material shall be governed by Sections 7.1 and 7.2.

(d) Commencing on the date of such material damage to the Building, and ending on the sooner of the date the damage is repaired or the date this Lease is terminated, the rental to be paid under this Lease shall be abated in the same proportion that the Floor Area of the Premises that is rendered unusable by the damage from time to time bears to the total Floor Area of the Premises, as reasonably determined by Landlord, but only to the extent that Landlord is entitled to reimbursement from the proceeds of the business interruption insurance required of Tenant pursuant to Exhibit D.

(e) Landlord shall not be required to repair or replace any improvements or fixtures that Tenant is obligated to repair or replace pursuant to Section 7.1 or any other provision of this Lease and Tenant shall continue to be obligated to so repair or replace any such improvements or fixtures, notwithstanding any provisions to the contrary in this Article XI. In addition, but subject to the provisions of Section 10.5, in the event the damage or destruction to the Premises or Building are due in substantial part to the fault or neglect of Tenant or its employees, subtenants, invitees or representatives, the costs of such repairs or replacement to the Premises or Building shall be borne by Tenant, and in addition, Tenant shall not be entitled to terminate this Lease as a result, notwithstanding the provisions of Section 11.1(b).

(f) Tenant shall fully cooperate with Landlord in removing Tenant’s personal property and any debris from the Premises to facilitate all inspections of the Premises and the making of any repairs. Notwithstanding anything to the contrary contained in this Lease, if Landlord in good faith believes there is a risk of injury to persons or damage to property from entry into the Building or Premises following any damage or destruction thereto, Landlord may restrict entry into the Building or the Premises by Tenant, its employees, agents and contractors in a non-discriminatory manner, without being deemed to have violated Tenant’s rights of quiet enjoyment to, or made an unlawful detainer of, or evicted Tenant from, the Premises. Upon request, Landlord shall consult with Tenant to determine if there are safe methods of entry into the Building or the Premises solely in order to allow Tenant to retrieve files, data in computers, and necessary inventory, subject however to all indemnities and waivers of liability from Tenant to Landlord contained in this Lease and any additional indemnities and waivers of liability which Landlord may require.

SECTION 11.2. LEASE GOVERNS. Tenant agrees that the provisions of this Lease, including without limitation Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law.

ARTICLE XII. EMINENT DOMAIN

SECTION 12.1. TOTAL OR PARTIAL TAKING. If all or a material portion of the Premises is taken by any lawful authority by exercise of the right of eminent domain, or sold to prevent a taking, either Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to the authority. In the event title to a portion of the Building or Project, whether or not including a portion of the Premises, is taken or sold in lieu of taking, and if Landlord elects to restore the Building in such a way as to alter the Premises materially, either party may terminate this Lease, by written notice to the other party, effective on the date of vesting of title. In the event neither party has elected to terminate this Lease as provided above, then Landlord shall promptly, after receipt of a sufficient condemnation award, proceed to restore the Premises to substantially their condition prior to the taking, and a proportionate allowance shall be made to Tenant for the rent corresponding to the time during which, and to the part of the Premises of which, Tenant is deprived on account of the taking and restoration. In the event of a taking, Landlord shall be entitled to the entire amount of the condemnation award without deduction for any estate or interest of Tenant; provided that nothing in this Section shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the taking authority for, the taking of personal property and fixtures belonging to Tenant or for relocation or business interruption expenses recoverable from the taking authority.

SECTION 12.2. TEMPORARY TAKING. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to abatement of rent, and any award specifically attributable to a temporary taking of the Premises shall belong entirely to Tenant. A temporary taking shall be deemed to be a taking of the use or occupancy of the Premises for a period of not to exceed ninety (90) days.

SECTION 12.3. TAKING OF PARKING AREA. In the event there shall be a taking of the parking area such that Landlord can no longer provide sufficient parking to comply with this Lease, Landlord may substitute reasonably equivalent parking in a location reasonably close to the Building; provided that if Landlord fails to make that substitution within ninety (90) days following the taking and if the taking materially impairs Tenant’s use and enjoyment of the Premises, Tenant may, at its option, terminate this Lease by written notice to Landlord. If this Lease is not so terminated by Tenant, there shall be no abatement of rent and this Lease shall continue in effect.

ARTICLE XIII. SUBORDINATION; ESTOPPEL CERTIFICATE; FINANCIALS

SECTION 13.1. SUBORDINATION. At the option of Landlord or any lender of Landlord’s that obtains a security interest in the Building, this Lease shall be either superior or subordinate to all ground or underlying leases, mortgages and deeds of trust, if any, which may hereafter affect the Building, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, that so long as no Event of Default exists under this Lease, Tenant’s possession and quiet enjoyment of the Premises shall not be disturbed and this Lease shall not terminate in the event of termination of any such ground or underlying lease, or the foreclosure of any such mortgage or deed of trust, to which this Lease has been subordinated pursuant to this Section. Tenant shall execute and deliver any commercially reasonable documents or agreements requested by Landlord or such lessor or lender which provide Tenant with the non-disturbance protections set forth in this Section. In the event of a termination or foreclosure, Tenant shall become a tenant of and attorn to the successor-in-interest to Landlord upon the same terms and conditions as are contained in this Lease, and shall execute any commercially reasonable instrument required by Landlord’s successor for that purpose. Tenant shall also, upon written request of Landlord, execute and deliver all commercially reasonable instruments as may be required from time to time to subordinate the rights of Tenant under this Lease to any ground or underlying lease or to the lien of any mortgage or deed of trust (provided that such instruments include the nondisturbance and attornment provisions set forth above), or, if requested by Landlord, to subordinate, in whole or in part, any ground or underlying lease or the lien of any mortgage or deed of trust to this Lease. Landlord shall use its commercially reasonable efforts to obtain the instrument described in the foregoing from the holder of any ground or underlying lease and/or of any mortgage or deed of trust of record as of the execution of this Lease. Tenant agrees that any purchaser at a foreclosure sale or lender taking title under a deed-in-lieu of foreclosure shall not be responsible for any act or omission of a prior landlord, shall not be subject to any offsets or defenses Tenant may have against a prior landlord, and shall not be liable for the return of the security deposit to the extent it is not actually received by such purchaser or bound by any rent paid for more than the current month in which the foreclosure occurred.

SECTION 13.2. ESTOPPEL CERTIFICATE.

(a) Tenant shall, at any time upon not less than ten (10) business days prior written notice from Landlord, execute, acknowledge and deliver to Landlord, in any commercially reasonable form that Landlord may reasonably require, a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of the modification and certifying that this Lease, as modified, is in full force and effect) and the dates to which the rental, additional rent and other charges have been paid in advance, if any, and (ii) acknowledging that, to Tenant’s knowledge, there are no uncured defaults on the part of Landlord, or specifying each default if any are claimed, and (iii) setting forth all further information that Landlord or any purchaser or encumbrancer may reasonably require. Tenant’s statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Building or Project.

(b) Notwithstanding any other rights and remedies of Landlord, Tenant’s failure to deliver any estoppel statement within the provided time shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured Events of Default in Landlord’s performance, and (iii) not more than one month’s rental has been paid in advance.

SECTION 13.3. FINANCIALS.

(a) Tenant shall deliver to Landlord, prior to the execution of this Lease and thereafter at any time upon Landlord’s request (but not more frequently than once in any calendar year), Tenant’s current tax returns and financial statements, certified true, accurate and complete by the chief financial officer of Tenant, including a balance sheet and profit and loss statement for the most recent prior year, or, in the event Tenant is a publicly traded corporation on a nationally recognized stock exchange, Tenant’s current financial reports filed with the Securities and Exchange Commission (collectively, the “Statements”), which Statements shall accurately and completely reflect the financial condition of Tenant. Landlord agrees that it will keep the Statements confidential, except that Landlord shall have the right to deliver the same to any proposed purchaser of the Building or Project, and to any encumbrancer of all or any portion of the Building or Project, provided any such proposed purchaser shall have first executed in favor of Tenant a confidentiality agreement with respect to the Statements in form and substance reasonably acceptable to Tenant.

(b) Tenant acknowledges that Landlord is relying on the Statements in its determination to enter into this Lease, and Tenant represents to Landlord, which representation shall be deemed made on the date of this Lease and again on the Commencement Date, that no material change in the financial condition of Tenant, as reflected in the Statements, has occurred since the date Tenant delivered the Statements to Landlord. The Statements are represented and warranted by Tenant to be correct in all material requests and to accurately and fairly reflect Tenant’s true financial condition as of the date of submission by any Statements to Landlord.

ARTICLE XIV. EVENTS OF DEFAULT AND REMEDIES

SECTION 14.1. TENANT’S DEFAULTS. In addition to any other breaches of this Lease which are defined as Events of Default in this Lease, the occurrence of any one or more of the following events shall constitute an Event of Default by Tenant:

(a) The failure by Tenant to make any payment of Basic Rent or additional rent required to be made by Tenant, as and when due, where the failure continues for a period of three (3) days after written notice from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 and 1161(a) as amended. For purposes of these Events of Default and remedies provisions, the term “additional rent” shall be deemed to include all amounts of any type whatsoever other than Basic Rent to be paid by Tenant pursuant to the terms of this Lease.

(b) The assignment, sublease, encumbrance or other transfer of this Lease by Tenant, either voluntarily or by operation of law, whether by judgment, execution, transfer by intestacy or testacy, or other means, without the prior written consent of Landlord when consent is required by this Lease.

(c) The discovery by Landlord that any financial statement provided by Tenant, or by any affiliate, successor or guarantor of Tenant, was materially false.

(d) The failure of Tenant to timely and fully provide any subordination agreement, estoppel certificate or financial statements in accordance with the requirements of Article XIII.

(e) The abandonment of the Premises by Tenant.

(f) The failure or inability by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in this Section 14.1, where the failure continues for a period of thirty (30) days after written notice from Landlord to Tenant or such shorter period as is specified in any other provision of this Lease; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 and 1161(a) as amended. However, if the nature of the failure is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to have committed an Event of Default if Tenant commences the cure within thirty (30) days, and thereafter diligently pursues the cure to completion.

(g) (i) The making by Tenant of any general assignment for the benefit of creditors; (ii) the filing by or against Tenant of a petition to have Tenant adjudged a Chapter 7 debtor under the Bankruptcy Code or to have debts discharged or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, if possession is not restored to Tenant within sixty (60) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where the seizure is not discharged within sixty (60) days; (v) Tenant’s convening of a meeting of its creditors for the purpose of effecting a moratorium upon or composition of its debts or (vi) the failure of Tenant to pay its material obligations to creditors as and when they become due and payable, other than as a result of a good faith dispute by Tenant as to the amount due to such creditors. Landlord shall not be deemed to have knowledge of any event described in this Section 14.1(g) unless notification in writing is received by Landlord, nor shall there be any presumption attributable to Landlord of Tenant’s insolvency. In the event that any provision of this Section 14.1(g) is contrary to applicable law, the provision shall be of no force or effect.

SECTION 14.2. LANDLORD’S REMEDIES.

(a) If an Event of Default by Tenant occurs, then in addition to any other remedies available to Landlord, Landlord may exercise the following remedies:

(i) Landlord may terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. Such termination shall not affect any accrued obligations of Tenant under this Lease. Upon termination, Landlord shall have the right to reenter the Premises and remove all persons and property. Landlord shall also be entitled to recover from Tenant:

(1) The worth at the time of award of the unpaid Basic Rent and additional rent which had been earned at the time of termination;

(2) The worth at fee time of award of the amount by which the unpaid Basic Rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such loss that Tenant proves could have been reasonably avoided;

(3) The worth at the time of award of the amount by which the unpaid Basic Rent and additional rent for the balance of the Term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided;

(4) Any other reasonable amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from Tenant’s Event of Default, including, but not limited to, the cost of recovering possession of the Premises, refurbishment of the Premises, marketing costs, commissions and other expenses of reletting, including necessary repair, the unamortized portion of any tenant improvements and brokerage commissions funded by Landlord in connection with this Lease, reasonable attorneys’ fees, and any other reasonable costs; and

(5) At Landlord’s election, all other amounts in addition to or in lieu of the foregoing as may be permitted by law. The term “rent” as used in the Lease shall be deemed to mean the Basic Rent, Tenant’s Share of Operating Expenses and any other sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease, including, without limitation, any sums that may be owing from Tenant pursuant to Section 4.3 of this Lease. Any sum, other than Basic Rent, shall be computed on the basis of the average monthly amount accruing during the twenty-four (24) month period immediately prior to the Event of Default, except that if it becomes necessary to compute such rental before the twenty-four (24) month period has occurred, then the computation shall be on the basis of the average monthly amount during the shorter period. As used in Sections 14.2(a)(i) (1) and (2) above, the “worth at the time of award” shall be computed by allowing interest at the rate of ten percent (10%) per annum. As used in Section 14.2(a)(i)(3) above, the “worth at the time of award” shall be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(ii) Landlord may elect not to terminate Tenant’s right to possession of the Premises, in which event Landlord may continue to enforce all of its rights and remedies under this Lease, including the right to collect all rent as it becomes due. Efforts by the Landlord to maintain, preserve or relet the Premises, or the appointment of a receiver to protect the Landlord’s interests under this Lease, shall not constitute a termination of the Tenant’s right to possession of the Premises. In the event that Landlord elects to avail itself of the remedy provided by this Section 14.2(a)(ii), Landlord shall not unreasonably withhold its consent to an assignment or subletting of the Premises subject to the reasonable standards for Landlord’s consent as are contained in this Lease.

(b) The various rights and remedies reserved to Landlord in this Lease or otherwise shall be cumulative and, except as otherwise provided by California law, Landlord may pursue any or all of its rights and remedies at the same time.

(c) No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of the right or remedy or of any breach or Event of Default by Tenant. The acceptance by Landlord of rent shall not be a (i) waiver of any preceding breach or Event of Default by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular rent accepted, regardless of Landlord’s knowledge of the preceding breach or Event of Default at the time of acceptance of rent, or (ii) a waiver of Landlord’s right to exercise any remedy available to Landlord by virtue of the breach or Event of Default. The acceptance of any payment from a debtor in possession, a trustee, a receiver or any other person acting on behalf of Tenant or Tenant’s estate shall not waive or cure a breach or Event of Default under Section 14.1. No payment by Tenant or receipt by Landlord of a lesser amount than the rent required by this Lease shall be deemed to be other than a partial payment on account of the earliest due stipulated rent, nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction and Landlord shall accept the check or payment without prejudice to Landlord’s right to recover the balance of the rent or pursue any other remedy available to it. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease, and the delivery of the keys to any employee shall not operate as a termination of this Lease or a surrender of the Premises.

(d) Landlord’s agreement to provide Tenant early occupancy of the Premises for ninety (90) days with abatement of Basic Rent and Operating Expenses for such ninety (90) day period (the “Inducement Provisions”) shall be deemed conditioned upon Tenant’s full and faithful performance of the terms, covenants and conditions of this Lease. Upon an Event of Default under this Lease by Tenant and Tenant’s failure to cure such default within the applicable cure period, if any, the Inducement Provisions shall automatically be deemed deleted from this Lease and of no further force or effect and the amount of the abatement given by Landlord or received by Tenant shall be immediately due and payable by Tenant to Landlord notwithstanding any subsequent cure of said Event of Default by Tenant.

SECTION 14.3. LATE PAYMENTS.

(a) Any payment due to Landlord under this Lease, including without limitation Basic Rent, Tenant’s Share of Operating Expenses or any other payment due to Landlord under this Lease, that is not received by Landlord within ten (10) days following the date due shall bear interest at the maximum rate permitted by law from the date due until fully paid. The payment of interest shall not cure any breach or Event of Default by Tenant under this Lease. In addition, Tenant acknowledges that the late payment by Tenant to Landlord of Basic Rent and Tenant’s Share of Operating Expenses will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Those costs may include, but are not limited to, administrative, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any ground lease, mortgage or trust deed covering the Premises. Accordingly, if any Basic Rent or Tenant’s Share of Operating Expenses due from Tenant shall not be received by Landlord or Landlord’s designee within ten (10) days following the date due, then Tenant shall pay to Landlord, in addition to the interest provided above, a late charge, which the Tenant agrees is reasonable, in a sum equal to the greater of five percent (5%) of the amount overdue or Two Hundred Fifty Dollars ($250,00) for each delinquent payment. Acceptance of a late charge by Landlord shall not constitute a waiver of Tenant’s breach or Event of Default with respect to the overdue amount, nor shall it prevent Landlord from exercising any of its other rights and remedies.

(b) Following each second installment of Basic Rent and/or the payment of Tenant’s Share of Operating Expenses within any twelve (12) month period that is not paid within ten (10) days following the date due, Landlord shall have the option (i) to require that beginning with the first payment of Basic Rent next due, Basic Rent and the Tenant’s Share of Operating Expenses shall no longer be paid in monthly installments but shall be payable quarterly three (3) months in advance and/or (ii) to require that Tenant increase the amount, if any, of the Security Deposit by one hundred percent (100%). Should Tenant deliver to Landlord, at any time during the Term, two (2) or more insufficient checks, the Landlord may require that all monies then and thereafter due from Tenant be paid to Landlord by cashier’s check. If any check for any payment to Landlord hereunder is returned by the bank for any reason, such payment shall not be deemed to have been received by Landlord and Tenant shall be responsible for any applicable late charge, interest payment and the charge to Landlord by its bank for such returned check. Nothing in this Section shall be construed to compel Landlord to accept Basic Rent, Tenant’s Share of Operating Expenses or any other payment from Tenant if there exists an Event of Default unless such payment fully cures any and all such Event of Default. Any acceptance of any such payment shall not be deemed to waive any other right of Landlord under this Lease. Any payment by Tenant to Landlord may be applied by Landlord, in its sole and absolute discretion, in any order determined by Landlord to any amounts then due to Landlord.

SECTION 14.4. RIGHT OF LANDLORD TO PERFORM. All covenants and agreements to be performed by Tenant under this Lease shall be performed at Tenant’s sole cost and expense and without any abatement of rent or right of set-off (except as otherwise expressly provided in this Lease). If Tenant fails to pay any sum of money, other than rent payable to Landlord, or fails to perform any other act on its part to be performed under this Lease, and the failure continues beyond any applicable grace period set forth in Section 14.1, then in addition to any other available remedies, Landlord may, at its election make the payment or perform the other act on Tenant’s part and Tenant hereby grants Landlord the right to enter onto the Premises in order to carry out such performance. Landlord’s election to make the payment or perform the act on Tenant’s part shall not give rise to any responsibility of Landlord to continue making the same or similar payments or performing the same or similar acts nor shall Landlord be responsible to Tenant for any damage caused to Tenant as the result of such performance by Landlord. Tenant shall, promptly upon demand by Landlord, reimburse Landlord for all sums paid by Landlord and all necessary incidental costs, together with interest at the maximum rate permitted by law from the date of the payment by Landlord.

SECTION 14.5. DEFAULT BY LANDLORD. Landlord shall not be deemed to be in default in the performance of any obligation under this Lease, and Tenant shall have no rights to take any action against Landlord, unless and until Landlord has failed to perform the obligation within thirty (30) days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it commences performance within the thirty (30) day period and thereafter diligently pursues the cure to completion. In the event of Landlord’s default under this Lease, Tenant’s sole remedies shall be to seek damages or specific performance from Landlord, provided that any damages shall be limited to Tenant’s actual out-of-pocket expenses and shall in no event include any consequential damages, lost profits or opportunity costs.

SECTION 14.6. EXPENSES AND LEGAL FEES. All sums reasonably incurred by Landlord in connection with any Event of Default by Tenant under this Lease or holding over of possession by Tenant after the expiration or earlier termination of this Lease, or any action related to a filing for bankruptcy or reorganization by Tenant, including without limitation all reasonable costs, expenses and actual and reasonable accountants, appraisers, attorneys and other professional fees, and any reasonable collection agency or other collection charges, shall be due and payable to Landlord on demand, and shall bear interest at the rate of ten percent (10%) per annum. Should either Landlord or Tenant bring any action in connection with this Lease, the prevailing party shall be entitled to recover as a part of the action its reasonable attorneys’ fees, and all other costs. The prevailing party for the purpose of this Section shall be determined by the trier of the facts.

SECTION 14.7. WAIVER OF JURY TRIAL. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. FURTHERMORE, THIS WAIVER AND RELEASE OF ALL RIGHTS TO A JURY TRIAL IS DEEMED TO BE INDEPENDENT OF EACH AND EVERY OTHER PROVISION, COVENANT, AND/OR CONDITION SET FORTH IN THIS LEASE.

SECTION 14.8. SATISFACTION OF JUDGMENT. The obligations of Landlord and of Tenant do not constitute the personal obligations of the individual partners, trustees, directors, officers or shareholders of either Landlord or Tenant, respectively, or their constituent partners. Should Tenant recover a money judgment against Landlord, such judgment shall be satisfied only from the interest of Landlord in the Project and out of the rent or other income from such property receivable by Landlord or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title or interest in the Project and no action for any deficiency may be sought or obtained by Tenant.

ARTICLE XV. END OF TERM

SECTION 15.1. HOLDING OVER. This Lease shall terminate without further notice upon the expiration of the Term, and any holding over by Tenant after the expiration shall not constitute a renewal or extension of this Lease, or give Tenant any rights under this Lease, except when in writing signed by both parties. Any period of time following the Expiration Date or earlier termination of this Lease required for Tenant to remove its property or to place the Premises in the condition required pursuant to Section 15.3 (or for Landlord to do so if Tenant fails to do so) shall be deemed a holding over by Tenant. If Tenant holds over for any period after the

Expiration Date (or earlier termination) of the Term without the prior written consent of Landlord, such possession shall constitute a tenancy at sufferance only and an Event of Default under this Lease; such holding over with the prior written consent of Landlord shall constitute a month-to-month tenancy commencing on the first (1st) day following the termination of this Lease and terminating thirty (30) days following delivery of written notice of termination by either Landlord or Tenant to the other. In either of such events, possession shall be subject to all of the terms of this Lease, except that the monthly Basic Rent shall be one hundred fifty percent (150%) of the greater of (a) the Basic Rent for the month immediately preceding the date of termination or (b) the then currently scheduled Basic Rent for comparable space in the Project. The acceptance by Landlord of monthly holdover rental in a lesser amount shall not constitute a waiver of Landlord’s right to recover the full amount due for any holdover by Tenant, unless otherwise agreed in writing by Landlord. If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation, any claims made by any succeeding tenant relating to such failure to surrender. The foregoing provisions of this Section are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord under this Lease or at law.

SECTION 15.2. MERGER ON TERMINATION. The voluntary or other surrender of this Lease by Tenant, or a mutual termination of this Lease, shall terminate any or all existing subleases unless Landlord, at its option, elects in writing to treat the surrender or termination as an assignment to it of any or all subleases affecting the Premises.

SECTION 15.3. SURRENDER OF PREMISES; REMOVAL OF PROPERTY. Subject to the provisions of 7.3 of this Lease, upon the Expiration Date or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all personal property and debris, except for any items that Landlord may by written authorization allow to remain. Tenant shall repair all damage to the Premises resulting from the removal, which repair shall include the patching and filling of holes and repair of structural damage, provided that Landlord may instead elect to repair any structural damage at Tenant’s expense. If Tenant shall fail to comply with the provisions of this Section, Landlord may effect the removal and/or make any repairs, and the cost to Landlord shall be additional rent payable by Tenant upon demand. If Tenant fails to remove Tenant’s personal property from the Premises upon the expiration of the Term, Landlord may remove, store, dispose of and/or retain such personal property, at Landlord’s option, in accordance with then applicable laws, all at the expense of Tenant. If requested by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an instrument in writing releasing and quitclaiming to Landlord all right, title and interest of Tenant in the Premises.

ARTICLE XVI. PAYMENTS AND NOTICES

All sums payable by Tenant to Landlord shall be deemed to be rent under this Lease and shall be paid, without deduction or offset (except as otherwise expressly provided in this Lease), in lawful money of the United States to Landlord at its address set forth in Item 12 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing. Unless this Lease expressly provides otherwise, as for example in the payment of Basic Rent and the Tenant’s Share of Operating Costs pursuant to Sections 4.1 and 4.2, all payments shall be due and payable within ten (10) days after demand. All payments requiring proration shall be prorated on the basis of a thirty (30) day month and a three hundred sixty (360) day year. Any notice, election, demand, consent, approval or other communication to be given or other document to be delivered by either party to the other may be delivered in person or by courier or overnight delivery service to the other party and addressed to the other party at the address set forth in Item 12 of the Basic Lease Provisions, or if to Tenant, at that address or, from and after the Early Occupancy Date, at the Premises (whether or not Tenant has departed from, abandoned or vacated the Premises). Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address. If more than one person or entity is named as Tenant under this Lease, service of any notice upon any one of them shall be deemed as service upon all of them.

ARTICLE XVII. RULES AND REGULATIONS

Tenant agrees to observe faithfully and comply strictly with the Rules and Regulations, attached as Exhibit E, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order, or cleanliness of the Premises, Building, Project and Common Areas. The Rules and Regulations shall be enforced by Landlord as among the Tenant and other tenants within the Project in a nondiscriminatory manner. Landlord shall not be liable to Tenant for any violation of the Rules and Regulations or the breach of any covenant or condition in any lease by any other tenant or such tenant’s agents, employees, contractors, guests or invitees. One or more waivers by Landlord of any breach of the Rules and Regulations by Tenant or by any other tenant(s) shall not be a waiver of any subsequent breach of that rule or any other. Tenant’s failure to keep and observe the Rules and Regulations shall, thirty (30) days after receipt by Tenant of notice thereof from Landlord and Tenant’s failure to cure any then existing non-compliance within such thirty (30) day period, constitute a breach of this Lease. In the case of any conflict between the Rules and Regulations and this Lease, this Lease shall be controlling.

ARTICLE XVIII. BROKER’S COMMISSION

The parties recognize, as the broker who negotiated this Lease, the firm whose name is stated in Item 10 of the Basic Lease Provisions, and agree that Landlord shall be responsible for the payment of brokerage commissions to that broker. Each party warrants that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Lease, and agrees to indemnify and hold the other party harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by the indemnifying party in connection with the negotiation of this Lease. The foregoing agreement shall survive the termination of this Lease. If Tenant fails to take possession of the Premises or if this Lease otherwise terminates prior to the Expiration Date as the result of failure of performance by Tenant, Landlord shall be entitled to recover from Tenant the unamortized portion of any brokerage commission funded by Landlord in addition to any other damages to which Landlord may be entitled.

ARTICLE XIX. TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer of Landlord’s interest in the Premises, upon assumption in writing of the transferor’s obligations under this Lease by the transferee, the transferor shall be automatically relieved of all further obligations on the part of Landlord, and the transferor shall be relieved of any obligation to pay any funds in which Tenant has an interest to the extent that such funds have been turned over, subject to that interest, to the transferee and Tenant is notified of the transfer as required by law. No beneficiary of a deed of trust to which this Lease is or may be subordinate, and no landlord under a so-called sale-leaseback, shall be responsible in connection with the Security Deposit, unless the mortgagee or beneficiary under the deed of trust or the landlord actually receives the Security Deposit. It is intended that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and in respect to their respective successive periods of ownership.

ARTICLE XX. INTERPRETATION

SECTION 20.1. GENDER AND NUMBER. Whenever the context of this Lease requires, the words “Landlord” and “Tenant” shall include the plural as well as the singular, and words used in neuter, masculine or feminine genders shall include the others.

SECTION 20.2. HEADINGS. The captions and headings of the articles and sections of this Lease are for convenience only, are not a part of this Lease and shall have no effect upon its construction or interpretation.

SECTION 20.3. JOINT AND SEVERAL LIABILITY. If more than one person or entity is named as Tenant, the obligations imposed upon each shall be joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them shall be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

SECTION 20.4. SUCCESSORS. Subject to Articles IX and XIX, all rights and liabilities given to or imposed upon Landlord and Tenant shall extend to and bind their respective heirs, executors, administrators, successors and assigns. Nothing contained in this Section is intended, or shall be construed, to grant to any person or entity other than Landlord and Tenant and their successors and assigns any rights or remedies under this Lease.

SECTION 20.5. TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease.

SECTION 20.6. CONTROLLING LAW/VENUE. This Lease shall be governed by and interpreted in accordance with the laws of the State of California. Any litigation commenced concerning any matters whatsoever arising out of or in any way connected to this Lease shall be initiated in the Superior Court of the county in which the Project is located.

SECTION 20.7. SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

SECTION 20.8. WAIVER AND CUMULATIVE REMEDIES. One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent breach of the same or any other term, covenant or condition. Consent to any act by one of the parties shall not be deemed to render unnecessary the obtaining of that party’s consent to any subsequent act. No breach by Tenant of this Lease shall be deemed to have been waived by Landlord unless the waiver is in a writing signed by Landlord. The rights and remedies of Landlord under this Lease shall be cumulative and in addition to any and all other rights and remedies which Landlord may have.

SECTION 20.9. INABILITY TO PERFORM. In the event that either party shall be delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party, other than financial inability, then the performance of the work or the doing of the act shall be excused for the period of the delay and the time for performance shall be extended for a period equivalent to the period of the delay. The provisions of this Section shall not operate to excuse Tenant from the prompt payment of rent or from the timely performance of any other obligation under this Lease within Tenant’s reasonable control.

SECTION 20.10. ENTIRE AGREEMENT. This Lease and its exhibits and other attachments cover in full each and every agreement of every kind between the parties concerning the Premises, the Building, and the Project, and all preliminary negotiations, oral agreements, understandings and/or practices, except those contained in this Lease, are superseded and of no further effect. Tenant waives its rights to rely on any representations or promises made by Landlord or others which are not contained in this Lease. No verbal agreement or implied covenant shall be held to modify the provisions of this Lease, any statute, law, or custom to the contrary notwithstanding.

SECTION 20.11. QUIET ENJOYMENT. Upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, and subject to the other provisions of this Lease, Tenant shall have the right of quiet enjoyment and use of the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

SECTION 20.12. SURVIVAL. All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns.

SECTION 20.13. INTERPRETATION. This Lease shall not be construed in favor of or against either party, but shall be construed as if both parties prepared this Lease.

ARTICLE XXI. EXECUTION AND RECORDING

SECTION 21.1. COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

SECTION 21.2. CORPORATE, LIMITED LIABILITY COMPANY AND PARTNERSHIP AUTHORITY. If Tenant is a corporation, limited liability company or partnership, each individual executing this Lease on behalf of the corporation, limited liability company or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of the corporation, limited liability company or partnership, and that this Lease is binding upon the corporation, limited liability company or partnership in accordance with its terms. Tenant shall, at Landlord’s request, deliver a certified copy of its board of directors’ resolution, operating agreement or partnership agreement or certificate authorizing or evidencing the execution of this Lease.

SECTION 21.3. EXECUTION OF LEASE; NO OPTION OR OFFER. The submission of this Lease to Tenant shall be for examination purposes only, and shall not constitute an offer to or option for Tenant to lease the Premises. Execution of this Lease by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant, it being intended that this Lease shall only become effective upon execution by Landlord and delivery of a fully executed counterpart to Tenant.

SECTION 21.4. RECORDING. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

SECTION 21.5. AMENDMENTS. No amendment or termination of this Lease shall be effective unless in writing signed by authorized signatories of Tenant and Landlord, or by their respective successors in interest. No actions, policies, oral or informal arrangements, business dealings or other course of conduct by or between the parties shall be deemed to modify this Lease in any respect.

SECTION 21.6. EXECUTED COPY. Any fully executed photocopy or similar reproduction of this Lease shall be deemed an original for all purposes.

SECTION 21.7. ATTACHMENTS. ALL exhibits, amendments, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease.

ARTICLE XXII. MISCELLANEOUS

SECTION 22.1. NONDISCLOSURE OF LEASE TERMS. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees and attorneys, shall not intentionally and voluntarily disclose, by public filings or otherwise, the terms and conditions of this Lease (“Confidential Information”) to any third party, either directly or indirectly, without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion. The foregoing restriction shall not apply if either: (i) Tenant is required to disclose the Confidential Information in response to a subpoena or other regulatory, administrative or court order, (ii) independent legal counsel to Tenant delivers a written opinion to Landlord that Tenant is required to disclose the Confidential Information to, or file a copy of this Lease with, any governmental agency or any stock exchange; provided however, that in such event, Tenant shall, before making any such disclosure (A) provide Landlord with prompt written notice of such required disclosure, (B) at Tenant’s sole cost, take all reasonable legally available steps to resist or narrow such requirement, including without limitation preparing and filing a request for confidential treatment of the Confidential Information and (C) if disclosure of the Confidential Information is required by subpoena or other regulatory, administrative or court order, Tenant shall provide Landlord with as much advance notice of the possibility of such disclosure as practical so that Landlord may attempt to stop such disclosure or obtain an order concerning such disclosure. The form and content of a request by Tenant for confidential treatment of the Confidential Information shall be provided to Landlord at least five (5) business days before its submission to the applicable governmental agency or stock exchange and is subject to the prior written approval of Landlord. Notwithstanding anything to the contrary contained in this Section 22.1, Tenant may disclose the Confidential Information: (a) to prospective assignees of this Lease and prospective subtenants under this Lease with whom Tenant is actively negotiating such an assignment or sublease; (b) to any transferee or proposed transferee pursuant to a Permitted Transfer; (c) to Tenant’s lenders or prospective lenders; (d) to the lawyers, accountants, brokers and other professional advisors of Tenant and any of the other persons or entities referred to in clauses (a) through (c) above; and (e) as necessary to enable Tenant to enforce its rights under this Lease.

SECTION 22.2. GUARANTY. As a condition to the execution of this Lease by Landlord, the obligations, covenants and performance of the Tenant as herein provided shall be guaranteed in writing by the Guarantor(s) listed in Item 7 of the Basic Lease Provisions (“Guarantor”), if any, on a form of guaranty provided by Landlord (“Guaranty”). Any default by a Guarantor under the Guaranty shall be deemed to be an Event of Default under the terms of this Lease. In addition, any filing by or against a Guarantor of a petition to have such Guarantor adjudged a Chapter 7 debtor under the Bankruptcy Code or to have debts discharged or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against such Guarantor, the same is dismissed within thirty (30) days), a Guarantor’s convening of a meeting of its creditors for the purpose of effecting a moratorium upon or composition of its debts or the failure of a Guarantor to pay its material obligations to creditors as and when they become due and payable, other than as a result of a good faith dispute by such Guarantor, shall be deemed to be an Event of Default by Tenant.

SECTION 22.3. CHANGES REQUESTED BY LENDER. If, in connection with obtaining financing for the Project, the lender shall request reasonable modifications in this Lease as a condition to the financing, Tenant will not unreasonably withhold or delay its consent, provided that the modifications do not materially increase the obligations of Tenant, materially reduce the rights or other benefits to which Tenant is entitled under this Lease, or materially and adversely affect the leasehold interest created by this Lease.

SECTION 22.4. MORTGAGEE PROTECTION. No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder shall result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Building whose address has been furnished to Tenant and (b) such beneficiary is afforded a reasonable opportunity to cure the default by Landlord (which in no event shall be less than sixty (60) days), including, if necessary to effect the cure, time to obtain possession of the Building by power of sale or judicial foreclosure provided that such foreclosure remedy is diligently pursued. Tenant agrees that each beneficiary of a deed of trust or mortgage covering the Building is an express third party beneficiary hereof, Tenant shall have no right or claim for the collection of any deposit from such beneficiary or from any purchaser at a foreclosure sale unless such beneficiary or purchaser shall have actually received and not refunded the deposit, and Tenant shall comply with any written directions by any beneficiary to pay rent due hereunder directly to such beneficiary without determining whether a default exists under such beneficiary’s deed of trust.

SECTION 22.5. COVENANTS AND CONDITIONS. All of the provisions of this Lease shall be construed to be conditions as well as covenants as though the words specifically expressing or imparting covenants and conditions were used in each separate provision.

SECTION 22.6. SECURITY MEASURES. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Project. Tenant assumes all responsibility for the protection of Tenant, its employees, agents, invitees and property from acts of third parties. Nothing herein contained shall prevent Landlord, at its sole option, from providing security protection for the Project or any part thereof, in which event the cost thereof shall be included within the definition of Project Costs.

SECTION 22.7. JAMS.

(a) All claims or disputes between Landlord and Tenant arising out of, or relating to the Lease which either party is expressly authorized by a provision hereof to submit to arbitration, shall be decided by the JAMS/ENDISPUTE, or its successor, in Orange, California (“JAMS”), unless the parties mutually agree otherwise. Within ten (10) business days following submission to JAMS, JAMS shall designate three arbitrators and each party may, within five (5) business days thereafter, veto one of the three persons so designated. If two different designated arbitrators have been vetoed, the third arbitrator shall hear and decide the matter. Any arbitration pursuant to this Section 22.7 shall be decided within thirty (30) days of submission of JAMS. The decision of the arbitrator shall be final and binding on the parties. In no event shall the arbitrator be empowered or authorized to award consequential or punitive damages (including any award for lost profit or opportunity costs or loss or interruption of business or income). All costs associated with arbitration shall be awarded to the prevailing party as determined by the arbitrator.

(b) Notice of the demand for arbitration by either party to the Lease shall be filed in writing with the other party to the Lease and with JAMS and shall be made within a reasonable time after the dispute has arisen. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Except by written consent of the person or entity sought to be joined, no arbitration arising out of or relating to the Lease shall include, by consolidation, joinder or in any other manner, any person or entity not a party to the Lease under which such arbitration is filed unless (1) such person or entity is substantially involved in a common question of fact or law, (2) the presence of such person or entity is required if complete relief is to be accorded in the arbitration, or (3) the interest or responsibility of such person or entity in the matter is not insubstantial.

(c) The agreement herein among the parties to the Lease and any other written agreement to arbitrate referred to herein shall be specifically enforceable under prevailing law.

LANDLORD:		TENANT:
THE IRVINE COMPANY		KELLEY BLUE BOOK CO., INC., a California corporation

By	/s/ Steven Case	By:	/s/ Paul C. Johnson
	Steven Case		Paul C. Johnson
	Senior Vice President, Office Properties		President

By:	/s/ Steven E. Claton	By:	/s/ John W. Morrison, Jr.
	Steven E. Claton, Vice President		John W. Morrison, Jr.
	Operations, Office Properties		Chief Financial Officer

195 Technology Drive

Suite 100

EXHIBIT A

EXHIBIT B

THE IRVINE COMPANY—INVESTMENT PROPERTIES GROUP

HAZARDOUS MATERIAL SURVEY FORM

The purpose of this form is to obtain information regarding the use of hazardous substances on Investment Properties Group (“IPG”) property. Prospective tenants and contractors should answer the questions in light of their proposed activities on the premises. Existing tenants and contractors should answer the questions as they relate to ongoing activities on the premises and should update any information previously submitted.

If additional space is needed to answer the questions, you may attach separate sheets of paper to this form. When completed, the form should be sent to the following address;

THE IRVINE COMPANY MANAGEMENT OFFICE

111 Innovation Drive

Irvine, CA 92617

Your cooperation in this matter is appreciated. If you have any questions, please call your property manager at (949) 720-4400 for assistance.

1.	GENERAL INFORMATION.

Name of Responding Company: KELLY BLUE BOOK CO., INC.

Check all that apply:                         Tenant             ☑                     Contractor     ☐

                                                           Prospective       ☐                      Existing        ☐

Mailing Address: 5 Oldfield, Irvine, CA 92618

Contact person & Title: John W. Morrisow JR., CFO

Telephone Number: ( ) 268-3004

Prospective TIC Tenant(s): 949

Address of Lease Premises: 195 Technology, IRVINE, CA 92618

Length of Lease or Contract Term: 60 Months

Prospective TIC Tenant(s):

Address of Leased Premises:

Address of Current Operations:

Describe the proposed operations to take place on the property, including principal products manufactured or services to be conducted. Existing tenants and contractors should describe any proposed changes to ongoing operations.

General Office and Storage of Paper Products

2.	HAZARDOUS MATERIALS. For the purposes of this Survey Form, the term “hazardous material” means any raw material, product or agent considered hazardous under any state or federal law. The term does not include wastes which are intended to be discarded.

2.1	Will any hazardous materials be used or stored on site?

Chemical Products	Yes ☐	No ☑
Biological Hazards/Infectious Wastes	Yes ☐	No ☑
Radioactive Materials	Yes ☐	No ☑
Petroleum Products	Yes ☐	No ☑

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2.2	List any hazardous materials to be used or stored, the quantities that will be on-site at any given time, and the location and method of storage (e.g., bottles in storage closet on the premises).

Hazardous Materials	Location and Method of Storage	Ouantity

N/A	N/A	N/A

2.3	Is any underground storage of hazardous materials proposed or currently conducted on the premises? Yes ☐ No ☑

If yes, describe the materials to be stored, and the size and construction of the tank. Attach copies of any permits obtained for the underground storage of such substances.

3.	HAZARDOUS WASTE. For the purposes of this Survey Form, the term “hazardous waste” means any waste (including biological, infectious or radioactive waste) considered hazardous under any state or federal law, and which is intended to be discarded.

3.1	List any hazardous waste generated or to be generated on the premises, and indicate the quantity generated on a monthly basis.

Hazardous Materials	Location and Method of Storage	Ouantity

N/A	N/A	N/A

3.2	Describe the method(s) of disposal (including recycling) for each waste. Indicate where and how often disposal will take place.

Hazardous Materials	Location and Method of Storage	Disposal Method

N/A	N/A	N/A

3.3	Is any treatment or processing of hazardous, infectious or radioactive wastes currently conducted or proposed to be conducted on the premise?

Yes  ☐    No   ☑

If yes, please describe any existing or proposed treatment methods.

3.4	Attach copies of any hazardous waste permits or licenses issued to your company with respect to its operations on the premises. N/A

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4.	SPILLS

4.1	During the past year, have any spills or releases of hazardous materials occurred on the premises? Yes ☐ No ☑

If so, please describe the spill and attach the results of any testing conducted to determine the extent of such spills.

4.2	Were any agencies notified in connection with such spills? Yes ☐ No ☐ N/A

If so, attach copies of any spill reports or other correspondence with regulatory agencies.

4.3	Were any clean-up actions undertaken in connection with the spills? Yes ☐ No ☐ N/A

If so, briefly describe the actions taken. Attach copies of any clearance letters obtained from any regulatory agencies involved and the results of any final soil or groundwater sampling done upon completion of the clean-up work.

5.	WASTEWATER TREATMENT/DISCHARGE

5.1	Do you discharge industrial wastewater to:

             storm drain?                                                   sewer?

             surface water?                              ☑ no industrial discharge

5.2	Is your industrial wastewater treated before discharge? Yes ☐ No ☐

If yes, describe the type of treatment conducted.

N/A

5.3	Attach copies of any wastewater discharge permits issued to your company with respect to its operations on the premises. N/A

6.	AIR DISCHARGES.

6.1	Do you have any air filtration systems or stacks that discharge into the air? Yes ☐ No ☑

6.2	Do you operate any equipment that require air emissions permits? Yes ☐ No ☑

6.3	Attach copies of any air discharge permits pertaining to these operations. N/A

7.	HAZARDOUS MATERIALS DISCLOSURES.

7.1	Does your company handle an aggregate of at least 500 pounds, 55 gallons or 200 cubic feet of hazardous material at any given time? Yes ☐ No ☐ N/A

7.2	Has your company prepared a Hazardous Materials Disclosure—Chemical Inventory and Business Emergency Plan or similar disclosure document pursuant to state or county requirements? Yes ☐ No ☐ N/A.

If so, attach a copy.

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7.3	Are any of the chemicals used in your operations regulated under Proposition 65?

If so, describe the procedures followed to comply with these requirements.

N/A

7.4	Is your company subject to OSHA Hazard Communication Standard Requirements? Yes ☐ No ☑

If so, describe the procedures followed to comply with these requirements.

8.	ANIMAL TESTING.

8.1	Does your company bring or intend to bring live animals onto the premises for research or development purposes? Yes ☐ No ☑

If so, describe the activity.

8.2	Does your company bring or intend to bring animal body parts or bodily fluids onto the premises for research or development purposes? Yes ☐ No ☑

If so, describe the activity.

9.	ENFORCEMENT ACTIONS, COMPLAINTS.

9.1	Has your company ever been subject to any agency enforcement actions, administrative orders, lawsuits, or consent orders/decrees regarding environmental compliance or health and safety? Yes ☐ No ☑

If so, describe the actions and any continuing obligations imposed as a result of these actions.

9.2	Has your company ever received any request for information, notice of violation or demand letter, complaint, or inquiry regarding environmental compliance or health and safety? Yes ☐ No ☑

9.3	Has an environmental audit ever been conducted which concerned operations or activities on premises occupied by you? Yes ☐ No ☐ N/A

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9.4	If you answered “yes” to any questions in this section, describe the environmental action or complaint and any continuing compliance obligation imposed as a result of the same.

By	/s/ John W. Morrison Jr.
Name: John W. Morrison Jr.
Title: CFO
Date: 9-23-07

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EXHIBIT C

LANDLORD’S DISCLOSURES

SPECTRUM

The capitalized terms used and not otherwise defined in this Exhibit shall have the same definitions as set forth in the Lease. The provisions of this Exhibit shall supersede any inconsistent or conflicting provisions of the Lease.

1. Landlord has been informed that the El Toro Marine Corps Air Station (MCAS) has been listed as a Federal Superfund site as a result of chemical releases occurring over many years of occupancy. Various chemicals including jet fuel, motor oil and solvents have been discharged in several areas throughout the MCAS site. A regional study conducted by the Orange County Water District has estimated that groundwaters beneath more than 2,900 acres have been impacted by Trichloroethlene (TCE), an industrial solvent. There is a potential that this substance may have migrated into the ground water underlying the Premises. The U.S. Environmental Protection Agency, the Santa Ana Region Quality Control Board, and the Orange County Health Care Agency are overseeing the investigation/cleanup of this contamination. To the Landlord’s current actual knowledge, the ground water in this area is used for irrigation purposes only, and there is no practical impediment to the use or occupancy of the Premises due to the E1 Toro discharges.

EXHIBIT D

TENANT’S INSURANCE

The following requirements for Tenant’s insurance shall be in effect at the Building, and Tenant shall also cause any subtenant to comply with these requirements. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions to these insurance requirements. Tenant agrees to obtain and present evidence to Landlord that it has fully complied with the insurance requirements.

1. Tenant shall, at its sole cost and expense, commencing on the date Tenant is given access to the Premises for any purpose and during the entire Term, procure, pay for and keep in full force and effect: (i) commercial general liability insurance with respect to the Premises and the operations of or on behalf of Tenant in, on or about the Premises, including but not limited to coverage for personal injury, independent contractors, broad form property damage, fire and water legal liability, products liability (if a product is sold from the Premises), and liquor law liability (if alcoholic beverages are sold, served or consumed within the Premises), which policy(ies) shall be written on an “occurrence” basis and for not less than the amount set forth in Item 13 of the Basic Lease Provisions, with a combined single limit (with a $50,000 minimum limit on fire legal liability) per occurrence for bodily injury, death, and property damage liability, or the current limit of liability carried by Tenant, whichever is greater, and subject to such commercially reasonable increases in amounts as Landlord may determine from time to time; (ii) workers’ compensation insurance coverage as required by law; (iii) with respect to Alterations and the like required or permitted to be made by Tenant under this Lease, builder’s risk insurance, in an amount equal to the replacement cost of the work; (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard “special form” policy, insuring Tenant’s Alterations, trade fixtures, furnishings, equipment and items of personal property of Tenant located in the Premises, in an amount equal to not less than ninety percent (90%) of their actual replacement cost (with replacement cost endorsement); and (v) business interruption insurance in amounts satisfactory to cover one (1) year of loss. In no event shall the limits of any policy be considered as limiting the liability of Tenant under this Lease.

2. In the event Landlord consents to Tenant’s use, generation or storage of Hazardous Materials on, under or about the Premises pursuant to Section 5.3 of this Lease (other than those Hazardous Materials referred to in the second sentence of Section 5.2(b) of the Lease), Landlord shall have the continuing right to require Tenant, at Tenant’s sole cost and expense (provided the same is available for purchase upon commercially reasonable terms), to purchase insurance specified and approved by Landlord, with coverage not less than Five Million Dollars ($5,000,000.00), insuring (i) any Hazardous Materials shall be removed from the Premises, (ii) the Premises shall be restored to a clean, healthy, safe and sanitary condition, and (iii) any liability of Tenant, Landlord and Landlord’s officers, directors, shareholders, agents, employees and representatives, arising from such Hazardous Materials.

3. All policies of insurance required to be carried by Tenant pursuant to this Exhibit D containing a deductible exceeding One Hundred Thousand Dollars ($100,000.00) per occurrence must be approved in writing by Landlord prior to the issuance of such policy. Tenant shall be solely responsible for the payment of all deductibles.

4. All policies of insurance required to be carried by Tenant pursuant to this Exhibit D shall be written by responsible insurance companies authorized to do business in the State of California and with a general policyholder rating of not less than “A-” and financial rating of not less than “VIII” in the most current Best’s Insurance Report. Any insurance required of Tenant may be furnished by Tenant under any blanket policy carried by it or under a separate policy. A certificate of insurance, certifying that the policy has been issued, provides the coverage required by this Exhibit D and contains the required provisions, together with endorsements acceptable to Landlord evidencing the waiver of subrogation and additional insured provisions required below, shall be delivered to Landlord prior to the date Tenant is given the right of possession of the Premises. Proper evidence of the renewal of any insurance coverage shall also be delivered to Landlord not less than thirty (30) days prior to the expiration of the coverage. Landlord may at any time, and from time to time, inspect and/or copy any and all insurance policies required by this Lease.

5. Each policy evidencing insurance required to be carried by Tenant pursuant to this Exhibit D shall contain the following provisions and/or clauses satisfactory to Landlord: (i) with respect to Tenant’s commercial general liability insurance, a provision that the policy and the coverage provided shall be primary and that any coverage carried by Landlord shall be noncontributory with respect to any policies carried by Tenant, together with a provision including Landlord, the Additional Insureds identified in Item 11 of the Basic Lease Provisions, and any other parties in interest designated by Landlord, as additional insureds; (ii) except with respect to Tenant’s commercial general liability insurance, a waiver by the insurer of any right to subrogation against Landlord, its agents, employees, contractors and representatives which arises or might arise by reason of any payment under the policy or by reason of any act or omission of Landlord, its agents, employees, contractors or representatives; and (iii) a provision that the insurer will not cancel or change the coverage provided by the policy without first giving Landlord thirty (30) days prior written notice.

6. In the event that Tenant fails to procure, maintain and/or pay for, at the times and for the durations specified in this Exhibit D, any insurance required by this Exhibit D, or fails to carry insurance required by any governmental authority, Landlord may at its election procure that insurance and pay the premiums, in which event Tenant shall repay Landlord all sums paid by Landlord, together with interest at the maximum rate permitted by law and any related costs or expenses incurred by Landlord, within ten (10) days following Landlord’s written demand to Tenant.

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NOTICE TO TENANT: IN ACCORDANCE WITH THE TERMS OF THIS LEASE, TENANT MUST PROVIDE EVIDENCE OF THE REQUIRED INSURANCE TO LANDLORD’S MANAGEMENT AGENT PRIOR TO BEING AFFORDED ACCESS TO THE PREMISES.

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EXHIBIT E

RULES AND REGULATIONS

This Exhibit sets forth the rules and regulations governing Tenant’s use of the Premises leased to Tenant pursuant to the terms, covenants and conditions of the Lease to which this Exhibit is attached and therein made part thereof. In the event of any conflict or inconsistency between this Exhibit and the Lease, the Lease shall control.

1. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall, which may appear unsightly from outside the Premises.

2. The walls, walkways, sidewalks, entrance passages, elevators, stairwells, courts and vestibules shall not be obstructed or used for any purpose other than ingress and egress of pedestrian travel to and from the Premises, and shall not be used for smoking, loitering or gathering, or to display, store or place any merchandise, equipment or devices, or for any other purpose. The walkways, sidewalks, entrance passageways, courts, vestibules and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of the Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business unless such persons are engaged in illegal activities. Smoking is permitted outside the building and within the project only in areas designated by Landlord. No tenant or employee or invitee or agent of any tenant shall be permitted upon the roof of the Building without prior written approval from Landlord.

3. No awnings or other projection shall be attached to the outside walls of the Building. No security bars or gates, curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the express written consent of Landlord.

4. Tenant shall not mark, nail, paint, drill into, or in any way deface any part of the Premises or the Building except to affix standard pictures or other wall hangings on the interior walls of the premises so long as they are not visible from the exterior of the building. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord in writing. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by Tenant.

5. The toilet rooms, urinals, wash bowls and other plumbing apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. Any pipes or tubing used by Tenant to transmit water to an appliance or device in the Premises must be made of copper or stainless steel, and in no event shall plastic tubing be used for that purpose. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, caused it.

6. Landlord shall direct electricians as to the manner and location of any future telephone wiring. No boring or cutting for wires will be allowed without the prior consent of Landlord. The locations of the telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord.

7. The Premises shall not be used for manufacturing. No exterior storage shall be allowed at any time without the prior written approval of Landlord. The Premises shall not be used for cooking (excluding lunchroom microwave heating of food) or washing clothes without the prior written consent of Landlord, or for lodging or sleeping or for any immoral or illegal purposes.

8. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, noise, or otherwise. Tenant shall not use, keep or permit to be used, or kept, any foul or obnoxious gas or substance in the Premises or permit or suffer the Premises to be used or occupied in any manner offensive or objectionable to Landlord or other occupants of this or neighboring buildings or premises by reason of any odors, fumes or gases.

9. No animals, except for seeing eye dogs, shall be permitted at any time within the Premises.

10. Tenant shall not use the name of the Building or the Project in connection with or in promoting or advertising the business of Tenant, except as Tenant’s address, without the written consent of Landlord. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord’s reasonable opinion, tends to impair the reputation of the Project or its desirability for its intended uses, and upon written notice from Landlord any Tenant shall refrain from or discontinue such advertising.

11. Canvassing, soliciting, peddling, parading, picketing, demonstrating or otherwise engaging in any conduct that unreasonably impairs the value or use of the Premises or the Project are prohibited and each Tenant shall cooperate to prevent the same. Landlord shall have full and absolute authority to regulate or prohibit the entrance to the Premises of any vendor, supplier, purveyor, petitioner, proselytizer or other similar person if, in the good faith judgment of Landlord, such person will be involved in general solicitation activities, or the proselytizing,

1

petitioning, or disturbance of other tenants or their customers or invitees, or engaged or likely to engage in conduct which may in Landlord’s opinion distract from the use of the Premises for its intended purpose. Notwithstanding the foregoing, Landlord reserves the right to reasonably limit or prevent access to the Buildings by any food or beverage vendor, whether or not invited by Tenant, and Landlord may condition such access upon the vendor’s execution of an entry permit agreement which may contain provisions for insurance coverage.

12. No equipment of any type shall be placed on the Premises which in Landlord’s opinion exceeds the load limits of the floor or otherwise threatens the soundness of the structure or improvements of the Building.

13. Regular building hours of operation are from 6:00 AM to 6:00 PM Monday through Friday and 9:00 AM to 1:00 PM on Saturday. No air conditioning unit or other similar apparatus (other than as approved Alterations and other than equipment installed prior to the commencement of Tenant’s Lease or as part of the Tenant Improvements installed by Landlord) shall be installed or used by any Tenant without the prior written consent of Landlord.

14. The entire Premises, including vestibules, entrances, parking areas, doors, fixtures, windows and plate glass, shall at all times be maintained in a safe, neat and clean condition by Tenant. All trash, refuse and waste materials shall be regularly removed from the Premises by Tenant and placed in the containers at the locations designated by Landlord for refuse collection. All cardboard boxes must be “broken down” prior to being placed in the trash container. All styrofoam chips must be bagged or otherwise contained prior to placement in the trash container, so as not to constitute a nuisance. Pallets must be immediately disposed of by tenant and may not be disposed of in the Landlord provided trash container or enclosures. Pallets may be neatly stacked in an exterior location on a temporary basis (no longer than 5 days) so long as Landlord has provided prior written approval. The burning of trash, refuse or waste materials is prohibited.

15. Tenant shall use at Tenant’s cost such pest extermination contractor as Landlord may reasonably direct and at such intervals as Landlord may reasonably require.

16. All keys for the Premises shall be provided to Tenant by Landlord and Tenant shall return to Landlord any of such keys so provided upon the termination of the Lease. Tenant shall not change locks or install other locks on doors of the Premises, without the prior written consent of Landlord. In the event of loss of any keys furnished by Landlord for Tenant, Tenant shall pay to Landlord the costs thereof. Upon the termination of its tenancy, Tenant shall deliver to Landlord all the keys to lobby(s), suite(s) and telephone & electrical room(s) which have been furnished to Tenant or which Tenant shall have had made.

17. No person shall enter or remain within the Project while intoxicated or under the influence of liquor or drugs. Landlord shall have the right to exclude or expel from the Project any person who, in the absolute discretion of Landlord, is under the influence of liquor or drugs.

18. The moving of large or heavy objects shall occur only between those hours as may be designated by, and only upon previous written notice to, Landlord, and the persons employed to move those objects in or out of the Building must be reasonably acceptable to Landlord. Without limiting the generality of the foregoing, no freight, furniture or bulky matter of any description shall be received into or moved out of the lobby of the Building or carried in the elevator.

19. Tenant shall not install equipment, such as but not limited to electronic tabulating or computer equipment, requiring electrical or air conditioning service in excess of that to be provided by Landlord under the Lease without prior written consent of Landlord.

20. Landlord may from time to time grant other tenants of the project individual and temporary variances from these Rules, provided that any variance does not have a material adverse effect on the use and enjoyment of the Premises by Tenant and such variance is also granted to Tenant.

21. Landlord reserves the right to amend or supplement the foregoing Rules and Regulations and to adopt and promulgate additional rules and regulations applicable to the Premises. Notice of such rules and regulations and amendments and supplements thereto, if any, shall be given to the Tenant.

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FREEWAY TECHNOLOGY PARK

(A)	Building Top Sign
(B)	Eye brow level Sign

EXHIBIT Y

EXHIBIT X

WORK LETTER

BUILD TO SUIT

The tenant improvement work (the “Tenant Improvement” and the “Tenant Improvements Work”) shall consist of the work, including work in place as of the date hereof, required to complete the improvements to the Premises as shown in the space plan (the “Plan”) prepared by H. Hendy, dated August 18, 2004, and the cost estimate (the “Cost Estimate”) prepared by DBAC, dated September 13, 2004. The Tenant Improvements Work of the approved Plan shall include Alternates “C” and “F” referred to in the approved Cost Estimate, and a $15,000.00 allowance toward “Change(s)” for server room/mechanical work. The Tenant Improvement Work shall be performed by a contractor selected by Landlord and in accordance with the requirements and procedures set forth below.

I.	ARCHITECTURAL AND CONSTRUCTION PROCEDURES.

A. Landlord shall cause its contractor to construct the Tenant Improvements at Landlord’s sole cost and expense and in compliance with all laws, permits and code requirements in effect as of the date of the this Lease, including without limitation the Americans with Disabilities Act and all such other similar applicable federal or state laws or regulations. In the event any portion of the Premises, including the Tenant Improvements but excluding any Tenant Alterations, during the Term of the Lease, is found to not be in compliance with any law, permit and code requirement in effect as of the date of this Lease, including without limitation the Americans with Disabilities Act or any such other similar applicable federal or state law or regulation, then Landlord shall promptly at its sole cost and expense, and not as a Project Cost make any modification necessary to the Premises to cause the Premises to be in compliance. Except for the additional cost of a Change(s) not to exceed $15,000.00 in the aggregate for mechanical room/server work, any additional cost resulting from Changes (as hereinafter defined) requested by Tenant shall be borne solely by Tenant and paid to Landlord as hereinafter provided. Unless otherwise specified in the Plan or Cost Estimate, all materials, specifications and finishes utilized in constructing the Tenant Improvements shall be Landlord’s building standard tenant improvements, materials and specifications for the Project (“Standard Improvements”). Should Landlord submit any additional plans, equipment specification sheets, or other matters to Tenant for approval or completion in connection with the Tenant Improvement Work, Tenant shall respond in writing, as appropriate, within five (5) days unless a shorter period is provided herein. Tenant shall not unreasonably withhold its approval of any matter, and any disapproval shall be limited to items not previously approved by Tenant in the Plan or otherwise.

B. In the event that Tenant requests in writing a revision to the Plan (“Change”), and Landlord so approves such Change as provided in Section I.C below, Landlord shall advise Tenant by written change order as soon as is practical of any increase in the cost to complete the Tenant Improvement Work and/or any Tenant Delay that such Change would cause. Tenant shall approve or disapprove such change order and Tenant Delay, if any, in writing within five (5) days following Tenant’s receipt of such change order. If Tenant approves any such change order, Landlord, at its election, may either (i) require as a condition to the effectiveness of such change order that Tenant pay the increase in the cost to complete attributable to such change order concurrently with delivery of Tenant’s approval of the change order, or (ii) defer Tenant’s payment of such increase until the date ten (10) days after delivery of invoices for same, provided however, that such cost must in any event be paid in full prior to Tenant’s commencing occupancy of the Premises. If Tenant disapproves any such change order, Tenant shall nonetheless be responsible for the reasonable architectural and/or planning fees incurred in preparing such change order. Landlord shall have no obligation to interrupt or modify the Tenant Improvement Work pending Tenant’s approval of a change order, but if Tenant fails to timely approve a change order, Landlord may (but shall not be required to) suspend the applicable Tenant Improvement Work, in which event any related critical path delays because of such suspension shall constitute Tenant Delays hereunder.

C. Landlord may consent in writing, in its sole and absolute discretion, to Tenant’s request for a Change, including any modification of a Standard Improvement in the Plan to a non-standard improvement (“Non-Standard Improvement”), if requested in writing by Tenant. In addition, Landlord agrees that it shall not unreasonably withhold its consent to Tenant’s requested Changes to previously approved Non-Standard Improvements, unless Landlord determines, in its sole and absolute discretion, that such requested Change to the Non-Standard Improvements (i) is of a lesser quality than the Non-Standard Improvements previously approved by Landlord, (ii) fails to conform to applicable governmental requirements, (iii) would result in the Premises requiring building services beyond the level normally provided to other tenants, (iv) would delay construction of the Tenant Improvements beyond the Estimated Commencement Date and Tenant declines to accept such delay in writing as a Tenant Delay, (v) interferes in any manner with the proper functioning of, or Landlord’s access to, any mechanical, electrical, plumbing or HVAC systems, facilities or equipment in or serving the Building, or (vi) would have an adverse aesthetic impact to the Premises or cause additional expenses to Landlord in reletting the Premises. Unless Landlord otherwise agrees in writing, in its sole and absolute discretion: (a) the cost to complete any Non-Standard Improvements shall be borne by Tenant, and (b) all Standard Improvements and Non-Standard Improvements shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term; except that Landlord may, by notice to Tenant given either prior to or following the expiration or termination of the Lease, require Tenant either to remove all or any of the Non-Standard Improvements, to repair any damage to the Premises or the Common Area arising from such removal, and to replace such Non-Standard Improvements with the applicable Standard Improvement, or to reimburse Landlord for the reasonable cost of such removal, repair and replacement upon demand. Any such removals, repairs and replacements by Tenant shall be completed by the Expiration Date, or sooner termination of this Lease, or within ten (10) days following notice to Tenant if such notice is given following the Expiration Date or sooner termination.

D. Notwithstanding any provision in the Lease to the contrary, and not by way of limitation of any other rights or remedies of Landlord, if Tenant fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within the time period specified herein for such response (or if no time period is so specified, within five (5) days following Tenant’s receipt thereof), requests any Changes, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as a “Tenant Delay”), then Tenant shall bear any resulting additional construction cost or other expenses, and the Commencement Date of this Lease shall be deemed to have occurred for all purposes, including without limitation Tenant’s obligation to pay rent, as of the date Landlord reasonably determines that it would have been able to deliver the Premises to Tenant but for the collective Tenant Delays. Should Landlord determine that the Commencement Date should be advanced in accordance with the foregoing, it shall so notify Tenant in writing. Landlord’s determination shall be conclusive unless Tenant notifies Landlord in writing, within five (5) days thereafter, of Tenant’s election to contest same by arbitration pursuant to the provisions of Section II below. Pending the outcome of such arbitration proceedings, Tenant shall make timely payment of all rent due under this Lease based upon the Commencement Date set forth in the aforesaid notice from Landlord.

E. Landlord shall permit Tenant and its agents to enter the Premises prior to the Commencement Date of the Lease in order that Tenant may install fixtures, furniture and cabling through Tenant’s own contractors prior to the Commencement Date. Any such work shall be subject to Landlord’s prior written approval, and shall be performed in a manner and upon terms and conditions and at times satisfactory to Landlord’s representative. The foregoing license to enter the Premises prior to the Commencement Date is, however, conditioned upon Tenant’s contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord as determined by Landlord in Landlord’s sole and absolute discretion. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord as defined by Landlord in Landlord’s sole and absolute discretion, this license may be withdrawn by Landlord upon twenty-four (24) hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant’s contractors with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay rent. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk. In no event shall the failure of Tenant’s contractors to complete any work in the Premises extend the Commencement Date of this Lease beyond the date that Landlord has completed its Tenant Improvement Work and tendered the Premises to Tenant.

F. Tenant hereby designates John Morrison (“Tenant’s Construction Representative”). Telephone No. (949) 494-4092. as its representative, agent and attorney-in-fact for all matters related to the Tenant Improvement Work, including but not by way of limitation, for purposes of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. The foregoing authorization is intended to provide assurance to Landlord that it may rely upon the directives and decision making of the Tenant’s Construction Representative with respect to the Tenant Improvement Work and is not intended to limit or reduce Landlord’s right to reasonably rely upon any decisions or directives given by other officers or representatives of Tenant. Tenant may amend the designation of its Tenant’s Construction Representative(s) at any time upon delivery of written notice to Landlord.

II.	DISPUTE RESOLUTION

A. All claims or disputes between Landlord and Tenant arising out of, or relating to, this Work Letter shall be decided by the JAMS/ENDISPUTE (“JAMS”), or its successor, with such arbitration to be held in Orange County, California, unless the parties mutually agree otherwise. Within ten (10) business days following submission to JAMS, JAMS shall designate three arbitrators and each party may, within five (5) business days thereafter, veto one of the three persons so designated. If two different designated arbitrators have been vetoed, the third arbitrator shall hear and decide the matter. If less than two (2) arbitrators are timely vetoed, JAMS shall select a single arbitrator from the non-vetoed arbitrators originally designated by JAMS, who shall hear and decide the matter. Any arbitration pursuant to this section shall be decided within thirty (30) days of submission to JAMS. The decision of the arbitrator shall be final and binding on the parties. All costs associated with the arbitration shall be awarded to the prevailing party as determined by the arbitrator.

B. Notice of the demand for arbitration by either party to the Work Letter shall be filed in writing with the other party to the Work Letter and with JAMS and shall be made within a reasonable time after the dispute has arisen. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Except by written consent of the person or entity sought to be joined, no arbitration arising out of or relating to this Work Letter shall include, by consolidation, joinder or in any other manner, any person or entity not a party to the Work Letter unless (1) such person or entity is substantially involved in a common question of fact or law, (2) the presence of such person or entity is required if complete relief is to be accorded in the arbitration, or (3) the interest or responsibility of such person or entity in the matter is not insubstantial.

C. The agreement herein among the parties to arbitrate shall be specifically enforceable under prevailing law. The agreement to arbitrate hereunder shall apply only to disputes arising out of, or relating to, this Work Letter, and shall not apply to other matters of dispute under the Lease except as may be expressly provided in the Lease.